AMENDED AND RESTATED SENIOR MULTICURRENCY REVOLVING CREDIT FACILITY AGREEMENT
DATED 26 SEPTEMBER 2018 AS AMENDED AND RESTATED ON THE SECOND EFFECTIVE DATE
€460,000,000 SENIOR MULTICURRENCY REVOLVING CREDIT FACILITY FOR U. S. STEEL KOŠICE, S.R.O.
GUARANTEED BY
FERROENERGY S.R.O.
ARRANGED BY
COMMERZBANK AKTIENGESELLSCHAFT, POBOČKA ZAHRANIČNEJ BANKY, BRATISLAVA
ING BANK N.V., POBOČKA ZAHRANIČNEJ BANKY
KOMERČNÍ BANKA, A.S., POBOČKA ZAHRANIČNEJ BANKY
SLOVENSKÁ SPORITEĽŇA, A.S.
and
UNICREDIT BANK CZECH REPUBLIC AND SLOVAKIA, A.S., POBOČKA ZAHRANIČNEJ BANKY
as Mandated Lead Arrangers
AND
ČESKOSLOVENSKÁ OBCHODNÁ BANKA, A.S.
CITIBANK EUROPE PLC, POBOČKA ZAHRANIČNEJ BANKY
as Lead Arrangers

WITH COMMERZBANK FINANCE & COVERED BOND S.A. as Facility Agent

Allen & Overy Bratislava, s.r.o.
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THIS AGREEMENT is an amended and restated agreement which sets out the terms on which an up to EUR460,000,000 credit agreement dated 26 September 2018 between, amongst others, the Company and the Facility Agent is amended and restated and sets out the terms and conditions on which, from the Second Effective Date, the Facility continues to be made available to the Company, and in its amended and restated form is made
BETWEEN:
(1)U. S. STEEL KOŠICE, S.R.O. (U. S. Steel Košice, s.r.o.), with its registered seat at Vstupný areál U. S. Steel, Košice 044 54, Slovak Republic, registered in the Commercial Register of District Court Košice I, insert No. 11711/V, section Sro, company identification number (IČO): 36 199 222 as borrower (the Company);
(2)FERROENERGY S.R.O. (Ferroenergy s.r.o.), with its registered seat at Vstupný areál U. S. Steel, Košice 044 54, Slovak Republic, registered in the Commercial Register of District Court Košice I, insert No. 40717/V, section Sro, company identification number (IČO): 50 720 937 as guarantor (the Guarantor);
(3)
(a)COMMERZBANK AKTIENGESELLSCHAFT, with its registered office Kaiserstrasse 16, 603 11 Frankfurt am Main, Federal Republic Germany, entered in the Commercial Register at the District Court in Frankfurt am Main under Entry HR B 32000, acting through its organizational unit COMMERZBANK AKTIENGESELLSCHAFT, POBOČKA ZAHRANIČNEJ BANKY, BRATISLAVA, with its seat at Bratislava 1, Rajská 15/A, Postcode 811 08, Identification No.: 30847737, entered in the Commercial Register of the District Court Bratislava I, Sec. Po, Insert No. 1121/B;
(a)ING BANK N.V., with its registered seat at Bijlmerdreef 106, 1102CT Amsterdam, The Netherlands, a company limited by shares, registered in the Trade Register of Chamber of Commerce and Industry for Amsterdam under file No. 33031431 acting through its organisational unit ING BANK N.V., POBOČKA ZAHRANIČNEJ BANKY, Pribinova 10, Bratislava 811 09, Slovak Republic, Identification No. 30 844 754, registered in the Commercial register maintained by the District Court of Bratislava I, in Section Po, inserted file No. 130/B; and
(b)KOMERČNÍ BANKA, A.S., a company incorporated and existing under the laws of the Czech Republic, with its registered office at Na Příkopě 33/969, Praha 1, 114 07, Czech Republic, Identification No. 453 17 054, registered in the Commercial register maintained by the Municipal Court of Prague, insert No. B 1360, acting through its organisational unit KOMERČNÍ BANKA, A.S., POBOČKA ZAHRANIČNEJ BANKY, with its registered office at Hodžovo námestie 1A, 811 06 Bratislava, Slovak Republic, Identification No. 47 231 564, registered in the Commercial register maintained by the District Court of Bratislava I, in Section Po, insert No. 1914/B;
(c)SLOVENSKÁ SPORITEĽŇA, A.S., with its registered seat at Tomášikova 48, 832 37 Bratislava, Slovak Republic, Identification No. 00 151 653, registered in the Commercial register maintained by the District Court of Bratislava I, in Section Sa, insert No. 601/B; and
(d)UNICREDIT BANK CZECH REPUBLIC AND SLOVAKIA, A.S., a bank incorporated under the laws of the Czech Republic, with its registered seat at Želetavská 1525/1, Prague 4 - Michle, Post Code 140 92, Czech Republic, company identification number (IČ) 649 48 242, registered with the commercial register of the Municipal Court in Prague under file no. B 3608, acting through its branch UNICREDIT BANK CZECH REPUBLIC AND

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SLOVAKIA, A.S., POBOČKA ZAHRANIČNEJ BANKY, with its registered seat at Šancová 1/A, Bratislava 813 33, Slovak Republic, identification number (IČO) 47 251 336, registered in the commercial register of the District Court Bratislava I, section Po, insert No. 2310/B, as mandated lead arrangers (in this capacity the Mandated Lead Arrangers);
(e)ČESKOSLOVENSKÁ OBCHODNÁ BANKA, A.S., with its registered office at Žižkova 11, 811 02 Bratislava, Slovak Republic, ID No: 36 854 140, registered in the Commercial Register maintained by District Court Bratislava I, section Sa, file No. 4314/B; and
(f)CITIBANK EUROPE PLC, with its registered office at North Wall Quay 1, Dublin 1, Republic of Ireland, registered with the Companies Registration Office under No. 132781, acting through its organisational unit CITIBANK EUROPE PLC, POBOČKA ZAHRANIČNEJ BANKY, Dvořákovo nábrežie 8, Bratislava 811 02, Slovak Republic, registered in the Commercial register maintained by the District Court of Bratislava I, in Section Po, insert No. 1662/B, as lead arrangers (in this capacity the Lead Arrangers);
(4)
(a)COMMERZBANK AKTIENGESELLSCHAFT, with its registered office at Kaiserstrasse 16, 603 11 Frankfurt am Main, Federal Republic Germany, entered in the Commercial Register at the District Court in Frankfurt am Main under Entry HR B 32000; and
(b)    ING BANK N.V., with its registered seat at Bijlmerdreef 106, 1102CT Amsterdam, The Netherlands, a company limited by shares, registered in the Trade Register of Chamber of Commerce and Industry for Amsterdam under file No. 33031431, as bookrunners and co-ordinators (in this capacity the Bookrunners and Co-ordinators);
(5)THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Lenders) as original lenders (the Original Lenders); and
(6)COMMERZBANK FINANCE & COVERED BOND S.A., with its seat at 25, rue Edward Steichen, 2540 Luxembourg as the agent of the Finance Parties (the Facility Agent).
IT IS AGREED as follows:
1.INTERPRETATION
1.1.Definitions
In this Agreement:
Acceptable Bank means:
(a)a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or BAA1 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or
(b)any other bank or financial institution approved by the Facility Agent.

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Acceptance Period has the meaning given to it in Clause 2.2 (Additional Commitments).
Account Debtor means a customer of the Company who has entered into a Sales Contract with the Company.
Additional Commitment Lender means any Additional Lender or Existing Lender identified as such in an Additional Commitment Request.
Additional Commitment Request means a request substantially in the form set out in Schedule 12 (Form of Additional Commitment Request).
Additional Commitment Request Notification means a notification substantially in the form set out in Schedule 11 (Form of Additional Commitment Request Notification).
Additional Lender means any bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.
Administrative Party means an Arranger, the Security Agent or the Facility Agent.
Affiliate means, in relation to any person, a Subsidiary or a Holding Company of that person or any other Subsidiary of that Holding Company.
Agency Insolvency Event in relation to an entity means that the entity:
(a)is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;
(e)has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(f)results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(g)is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(h)has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

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(i)seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);
(j)has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;
(k)causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or
(l)takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
Anti-Corruption Laws means, from time to time, all laws, rules, and regulations of any jurisdiction concerning or relating to bribery, money laundering or corruption, including the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.
Arranger means each of the Mandated Lead Arrangers, Lead Arrangers and the Bookrunners and Coordinators.
Assets means, in relation to any person, a present and future business, undertaking, properties, assets and revenues (including any uncalled capital) of that person.
Availability Period means the period from and including the date of this Agreement to and including the date falling one week prior to the Final Maturity Date.
Bilateral Loan Agreements means each of the Commerzbank Bilateral Loan Agreement and the ING Bilateral Loan Agreement.
Break Costs means the amount (if any) that a Lender is entitled to receive under Clause 26.3 (Break Costs).
Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in New York, Luxembourg, Prague and Bratislava and:
(a)if on that day a payment in or a purchase of a currency (other than euro) is to be made, the principal financial centre of the country of that currency; or
(b)if on that day a payment in or a purchase of euro is to be made, which is also a TARGET Day.
Central Bank means the National Bank of Slovakia.
Centre of Main Interests means the “centre of main interests” of the Company or the Guarantor (as applicable) for the purposes of the Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the Regulation) (as that term is used in Article 3(1) of the Regulation).

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Charged Property means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.
Code means the United States Internal Revenue Code of 1986.
Commerzbank Bilateral Loan Agreement means the loan agreement between the Company as borrower and Commerzbank Aktiengesellschaft as lender dated 6 December 2013 (as most recently amended on 11 December 2018).
Commitment means:
(a)for an Original Lender, the amount set opposite its name in Schedule 1 (Original Lenders) under the heading “Commitments” and the amount of any other Commitment it acquires; and
(b)for any other Lender, the amount of any Commitment it acquires, to the extent not cancelled, transferred or reduced under this Agreement.
Compliance Certificate means a certificate, substantially in the form set out in Schedule 4 (Form of Compliance Certificate), with any amendments which the Facility Agent acting on the instructions of Majority Lenders and the Company may agree.
Confidential Information means all information relating to any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(a)any member of the Group or any of its advisers; or
(b)another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(i)is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 31 (Disclosure of information); or
(ii)is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(iii)is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) of this definition or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and
(iv)is a Funding Rate or a Reference Bank Quotation.

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Confidentiality Undertaking means a confidentiality undertaking substantially in the then current recommended form of the Loan Market Association or in any other form agreed between the Company and the Facility Agent.
Debt Purchase Transaction means, in relation to a person, a transaction where such person:
(a)purchases by way of assignment or transfer;
(b)enters into any sub-participation in respect of; or
(c)enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, any Commitment or amount outstanding under this Agreement.
Default means:
(a)an Event of Default; or
(b)an event or circumstance which, with the giving of notice, lapse of time or fulfilment of any other applicable condition (or any combination of the foregoing) set out in Clause 22 (Default), would constitute an Event of Default.
Defaulting Lender means any Lender:
(a)that has failed to make its participation in a Loan available within five Business Days from the Utilisation Date of that Loan or has notified the Facility Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan, in accordance with Clause 5.3 (Advance of Loan); or
(b)that has been is adjudged bankrupt or insolvent pursuant to a final non-appealable order, unless, in case of paragraph (a) of this definition:
(i)the Lender’s failure to pay is caused by a Disruption Event and the respective payment is made within 10 Business Days of its due date; or
(ii)the Lender is disputing in good faith whether it is legally obliged to make the payment in question.
Delegate means any delegate, agent, attorney or co-trustee appointed by the Security Agent pursuant to the Intercreditor Agreement.
Disruption Event means either or both of:
(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that Party, or any other Party:

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(i)from performing its payment obligations under the Finance Documents; or
(ii)from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Downgraded Lender means a Lender:
(a)that:
(i)is rated by any of Moody’s Investors Service Limited, Standard & Poor’s Rating Services, Fitch Ratings Limited or any other internationally recognised rating agency; and
(ii)does not have or ceases to have a rating of at least Baa3 (or equivalent), if rated by Moody’s Investors Service Limited, BBB- (or equivalent), if rated by Standard & Poor’s Rating Services, BBB- (or equivalent), if rated by Fitch Ratings Limited or investment grade rating, if rated by another internationally recognised rating agency.
For the avoidance of doubt, if a Lender is not rated by any agency specified in paragraph (a)(i) of this definition, it shall not be considered a Downgraded Lender pursuant to this paragraph (a) until it receives a rating non-compliant with paragraph (a)(ii) of this definition or later its rating becomes non-compliant with paragraph (a)(ii) of this definition; or
(b)is a Subsidiary of an entity, which is subject to bankruptcy, insolvency or similar proceedings.
Eligible Institution means any Lender or other bank, financial institution, trust, fund or other entity selected by the Company and which, in each case, is not an Affiliate of U. S. Steel.
ERISA means the United States Employee Retirement Income Security Act of 1974, to which the following definitions apply:
(a)ERISA Affiliate means any person treated as a single employer with the Company for the purpose of section 414 of the Code.
(b)Plan means an employee benefit plan as defined in section 3(3) of ERISA:
(i)maintained by the Company or any ERISA Affiliate; or
(ii)pursuant to which the Company or any ERISA Affiliate is required to make any payment or contribution.
(c)Reportable Event means:
(i)an event specified as such in section 4043 of ERISA or any related regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or
(ii)a failure to meet the minimum funding standard under section 412 or 430 of the Code or section 302 of ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

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Establishment means any place of operations where the Company or the Guarantor (as applicable) carries on non-transitory economic activity with human means and goods, for the purposes of the Regulation.
EURIBOR means, in relation to any Loan in euro:
(a)the applicable Screen Rate as of the Specified Time on the Rate Fixing Day for euro and for a period equal in length to the Term of that Loan; or
(b)as otherwise determined pursuant to Clause 11.1 (Unavailability of Screen Rate), and if, in either case, that rate is below zero, EURIBOR will be deemed to be zero.
euro or EUR or € means the single currency of the Participating Member States.
Event of Default means an event specified as such in Clause 22 (Default).
Existing Facility means the credit facility made available under the Existing Facility Agreement.
Existing Facility Agreement means the agreement on EUR200,000,000 multicurrency revolving credit facility dated 22 February 2016, as amended and entered into between (inter alia) the Company as borrower and Commerzbank Finance & Covered Bond S.A. as facility agent.
Existing Lender has the meaning given to it in Clause 29.2 (Assignments and transfers by Lenders).
Facility means the credit facility made available under this Agreement.
Facility Agent’s Spot Rate of Exchange has the meaning given to it in Clause 6.1 (General provisions on Optional Currency).
Facility Office means the office(s) notified by a Lender to the Facility Agent:
(a)on or before the date it becomes a Lender; or
(b)by not less than five Business Days’ notice,
as the office(s) through which it will perform its obligations under this Agreement.
FATCA means:
(a)sections 1471 to 1474 of the Code or any associated regulations;
(b)any treaty, law or regulation enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) of this definition; or
(c)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) of this definition with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
FATCA Application Date means:

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(a)in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.
FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.
FATCA Event has the meaning given to it in Clause 8.8 (Mandatory repayment and cancellation of FATCA Protected Lenders).
FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.
FATCA Protected Lender means any Lender irrevocably designated as a “FATCA Protected Lender” by the Company by notice to that Lender and the Facility Agent at least six months prior to the earliest FATCA Application Date for a payment by a Party to that Lender (or to the Facility Agent for the account of that Lender).
Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.
Final Maturity Date means the fifth anniversary of the date of this Agreement.
Finance Document means:
(a)this Agreement;
(b)each Transaction Security Document;
(c)a Fee Letter;
(d)a Transfer Certificate;
(e)an Increase Confirmation;
(f)an Additional Commitment Request; or
(g)any other document designated as such by the Facility Agent and the Company.
Finance Party means a Lender or an Administrative Party.
Financial Indebtedness means, without duplication, Indebtedness (whether being principal, premium, interest or other amounts) for or in respect of:
(a)money borrowed;
(b)liabilities under or in respect of any acceptance or acceptance credit;

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(c)any notes, bonds, debentures, debenture stock, loan stock or other debt securities offered, issued or distributed whether by way of public offer, private placing, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash;
(d)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(e)any interest rate and/or currency swap, forward foreign exchange transaction, financial or commodity futures transaction, commodity swap or other derivative transaction (and, when calculating the value of any of the foregoing transactions, only the net amount of the marked to market value shall be taken into account, to the extent such netting is permitted);
(f)liabilities pursuant to any lease which are capitalised in accordance with USGAAP (other than operating lease obligations);
(g)any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; or
(h)liabilities under any guarantee, indemnity or other assurance against financial loss given in relation to any of the foregoing.
First Effective Date has the meaning given to it in the First Supplemental Agreement.
First Supplemental Agreement means the supplemental agreement dated on or around 23 December 2019 entered into between, among others, the Company and the Facility Agent, in relation to this Agreement.
Fixed Assets means, in relation to the Group, those assets treated as fixed assets (e.g. property, plant and equipment) for the purposes of the Latest Accounts.
Funding Rate means any individual rate notified by a Lender to the Facility Agent pursuant to paragraph (a)(ii) of Clause 11.4 (Cost of funds).
Group means the Company and its Subsidiaries.
Holding Company of any other person, means an entity in respect of which that other person is a Subsidiary.
IBOR means EURIBOR or LIBOR.
IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002, as amended by Regulation 297/2008, as may be amended or replaced from time to time, to the extent applicable to the relevant financial statements.
Impaired Agent means the Facility Agent at any time when:
(a)it has failed to make (or has notified a party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)the Facility Agent otherwise rescinds or repudiates a Finance Document;
(c)(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or

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(d)an Insolvency Event has occurred and is continuing with respect to the Facility Agent;
unless, in the case of paragraph (a) above:
(i)its failure to pay is caused by:
(A)administrative or technical error; or
(B)a Disruption Event; and
payment is made within five Business Days of its due date; or
(ii)the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
Increase Confirmation means a confirmation substantially in the form set out in Schedule 14 (Form of Increase Confirmation).
Increased Cost means:
(a)an additional or increased cost;
(b)a reduction in the rate of return from the Facility or on a Finance Party’s (or its Holding Company’s) overall capital; or
(c)a reduction of an amount due and payable under any Finance Document, that is incurred or suffered by a Finance Party or its Holding Company but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.
Indebtedness means any obligation for the payment or repayment of money in whatever currency denominated, whether as principal or as surety and whether present or future, actual, deferred or contingent.
Insolvency Event means any of the following events:
(a)declaration of bankruptcy (vyhlásenie konkurzu) with respect to the assets of the Company in the Republic;
(b)opening of the restructuring (povolenie reštrukturalizácie) of the Company in the Republic; or
(c)commencement of any insolvency or enforcement procedure against the Company in any other jurisdiction, with a purpose analogous to the purpose of any of the procedures specified in paragraphs (a) and (b) of this definition.
ING Bilateral Loan Agreement means the loan agreement between the Company as borrower and ING Bank N.V., poboèka zahraniènej banky as lender dated 11 December 2009 (as most recently amended by an amendment and restatement agreement dated 7 December 2018).
Insolvency Related Party means, with respect to any person, a related party (spriaznená osoba) of that person as defined in section 9 of the Slovak Bankruptcy Act.

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Intercompany Loan Agreement means the intercompany loan agreement dated on or around the date of the First Supplemental Agreement between U. S. Steel as creditor and the Company as borrower in respect of the Subordinated Intercompany Indebtedness.
Intercreditor Agreement means the intercreditor agreement dated on or about the date of the First Supplemental Agreement and made between, among others, U. S. Steel, the Company, the Security Agent and the Facility Agent.
Interest Payment Date has the meaning given to it in Clause 9.2 (Payment of interest).
Interpolated Screen Rate means, in relation to the applicable IBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Term of that Loan, provided that if any such rate is below zero, then the applicable Screen Rate will be deemed to be zero; and
(b)the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Term of that Loan, provided that if any such rate is below zero, then the applicable Screen Rate will be deemed to be zero, each as of the Specified Time on the Rate Fixing Day for the currency of that Loan.
Inventory means all items treated as inventory including stock of raw materials, work in progress, semi-finished production and finished products for the purposes of the annual unaudited consolidated balance sheet and profit and loss statements of the Group delivered to the Facility Agent pursuant to paragraph (c) of Clause 19.2 (Financial Information) and the quarterly unaudited consolidated balance sheet and cash flow statement of the Group delivered to the Facility Agent pursuant to paragraph (e) of Clause 19.2 (Financial Information).
Latest Accounts means the audited unconsolidated financial statements of the Company or the Group last delivered to the Facility Agent under Clause 19.2 (Financial Information).
Legal Reservations means any matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions provided to the Finance Parties pursuant to Schedule 6 (Form of Legal opinion of legal adviser to the Company in respect of this Agreement), Schedule 8 (Form of English legal opinion) or Schedule 9 (Form of Slovak legal opinion).
Lender means:
(a)an Original Lender;
(b)an Additional Lender that becomes a Lender after the date of this Agreement in accordance with Clause 2.2 (Additional Commitments); or
(c)any person that becomes a Lender after the date of this Agreement in accordance with Clause 29.2 (Assignments and transfers by Lenders).
Leverage Condition has the meaning given to it in Clause 17 (Leverage Condition).
LIBOR means for a Term of any Loan in US Dollars:

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(a)the applicable Screen Rate as of the Specified Time on the Rate Fixing Day for US Dollars and for a period equal in length to the Term of that Loan; or
(b)as otherwise determined pursuant to Clause 11.1 (Unavailability of Screen Rate), and if, in either case, that rate is below zero, LIBOR will be deemed to be zero.
Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.
Majority Lenders means, at any time, Lenders:
(a)whose participation in the outstanding Loans and whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;
(b)if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or
(c)if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction;
as adjusted by paragraph (e) of Clause 23.8 (Instructions), if applicable.
Margin means, subject to Clause 20.5 (Exceeded Leverage Period), in respect of any Loan in:
(a)euro, 2.50 per cent. per annum; and
(b)US Dollars, 2.90 per cent. per annum.
Margin Regulations means Regulations U and X issued by the Board of Governors of the United States Federal Reserve System.
Margin Stock has the meaning given to it in the Margin Regulations.
Maturity Date means the last day of the Term of a Loan.
Notifiable Debt Purchase Transaction has the meaning given to that term in paragraph (b) of Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Affiliates of the Company).
Obligor means the Company or the Guarantor.
Obligors' Agent means the Company, appointed to act on behalf of the Guarantor in relation to the Finance Documents pursuant to Clause 2.5 (Obligors' Agent).
Participating Member State means a member state of the European Union that has the euro as its lawful currency under the legislation of the European Union relating to Economic and Monetary Union.
Party means a party to this Agreement.
Permitted Disposal means any of the following:

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(a)in respect of Fixed Assets and Inventory, disposal in the ordinary course of trading at arms’ length;
(b)in respect of Inventory, disposal pursuant to consignment or supply chain financing arrangements entered into by the Company provided that the amount (in aggregate) of such consignment or supply chain financing arrangements does not exceed EUR100,000,000 (or its equivalent in any other currency) at any time;
(c)in respect of Trade Receivables, pursuant to Permitted Factoring Arrangements.
(d)in respect of Fixed Assets, disposal on normal commercial terms of obsolete Assets or Assets no longer used or useful in the Company’s or the Guarantor’s business;
(e)in respect of Fixed Assets, payment of cash as consideration for the acquisition of any Asset on normal commercial terms;
(f)in respect of Fixed Assets, temporary application of funds not immediately required in the Company’s or the Guarantor’s business for the purchase of investments or the realisation of such investments;
(g)in respect of Fixed Assets, exchange of Assets for other assets of a similar nature and value, or the sale of Assets on normal commercial terms for cash that is payable in full on completion of the sale and is to be, and is, applied toward the purchase of similar Assets within six months;
(h)in respect of Fixed Assets, disposal of Assets located outside the Republic; and
(i)in respect of Fixed Assets, Inventory and Trade Receivables, any disposal approved in writing by the Majority Lenders.
Permitted Factoring Arrangements means in respect of Trade Receivables, factoring arrangements entered into by the Company on arm’s length terms that constitute (a) non-recourse sales or disposals or (b) recourse sales or disposals in each case:
(i)with any Account Debtors notified to the Facility Agent prior to the First Effective Date, provided that such Account Debtors are members of the customer groups listed in the amendment request letter received on or around 25 November 2019 by the Facility Agent from the Company; and
(ii)in addition to the factoring arrangements in paragraph (i) above, with no more than ten Account Debtors concurrently at any time and notified to the Facility Agent after the First Effective Date (it being understood that Account Debtors that are Affiliates of each other shall count as a single Account Debtor for the purposes of this paragraph (ii)).
Permitted Merger means any of the following:
(a)a merger of any Subsidiary of the Company into the Company or the Guarantor, such that the Company or the Guarantor (as applicable) acquires all the assets and liabilities of such Subsidiary and the Company or the Guarantor (as applicable) is the surviving legal entity, provided the Company’s or the Guarantor’s (as applicable) post-merger consolidated net worth equals or exceeds the immediately preceding pre-merger consolidated net worth of the Company or the Guarantor (as applicable) and that Subsidiary as determined on the basis of accounting principles and practices consistent with the preparation of the Latest Accounts;

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(b)a merger of any Subsidiary of U. S. Steel into the Company or the Guarantor, such that the Company or the Guarantor (as applicable) acquires all the assets and liabilities of such Subsidiary and the Company or the Guarantor (as applicable) is the surviving legal entity, provided the Company’s or the Guarantor’s (as applicable) post-merger consolidated net worth equals or exceeds the immediately preceding pre-merger consolidated net worth of the Company or the Guarantor (as applicable) and that Subsidiary as determined on the basis of accounting principles and practices consistent with the preparation of the Latest Accounts; and
(c)any merger or corporate restructuring approved in advance in writing by the Majority Lenders.
Permitted Security Interest means any of the following:
(a)any Security Interest existing on the date of this Agreement and disclosed to the Facility Agent in writing on or before the date of this Agreement;
(b)any Transaction Security;
(c)the assumption of any Security Interest previously existing on (i) an acquired asset or (ii) any asset of any person when such person is acquired by the Company or any of its Subsidiaries, provided in each case that the Indebtedness secured by such Security Interest does not exceed the fair market value of that asset as at the date of that acquisition;
(d)any easement, right-of-way, minor defect or irregularity in title or other similar encumbrance on real property that, in each case, has no material adverse effect on the then current use or value of such real property or on the then current conduct of the business of any member of the Group;
(e)any unexercised lien for tax not being delinquent or contested in good faith by appropriate proceedings and for which reserves, adequate under USGAAP, are being maintained;
(f)any Security Interest on equipment of the Company or the Guarantor in each case arising solely under lease of such equipment that, in accordance with USGAAP, are required to be capitalised, provided that any such Security Interest extends to no other property and secures no other Indebtedness and the Indebtedness secured by any such Security Interest does not exceed the fair market value of such equipment;
(g)any purchase money Security Interest on equipment acquired by the Company or the Guarantor, in each case after the date of this Agreement incurred simultaneously with or within 180 days after the completion of installation thereof solely to secure payment of all or part of the purchase price thereof provided that each such Security Interest secures no other Indebtedness and extends to no other property and the Indebtedness secured by any such Security Interest does not exceed the fair market value of such equipment;
(h)any lien arising solely by operation of law (or by an agreement evidencing the same) in the ordinary course of Company’s or the Guarantor’s business, in each case in respect of Indebtedness that either: (i) has been due for less than 90 days; or (ii) is being contested in good faith by appropriate means and for which reserves, adequate under USGAAP, are being maintained;
(i)any Security Interest arising out of title retention provisions in a supplier’s standard conditions of supply of goods acquired by Company or the Guarantor, in each case in the ordinary course of its business;

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(j)any Security Interest approved in advance in writing by the Majority Lenders;
(k)any lien in favour of a financial institution arising from a documentary letter of credit in the ordinary course of business;
(l)renewal of or substitution for any Security Interest permitted under any preceding paragraph; and
(m)any Security Interest arising in the ordinary course of business in connection with: (i) the performance of a bid, trade contract, (to the extent not covered by paragraph (c) of this definition), lease (to the extent that lease constitutes a finance lease and not an operating lease), statutory obligations, surety and appeal bond, performance bond and other obligations of a like nature; (ii) a deposit account; and (iii) a deposit made in the ordinary course of business for the purposes of cash collateralising a letter of credit, provided that the aggregate book value of Assets subject to the Security Interests described in this paragraph (m) does not at any time exceed euro 50,000,000 or its equivalent; provided, however, the maximum amount under this paragraph (m) does not apply to cash deposits that are subject to any bank’s general right of set-off but does apply in situations where a specific security agreement exists, including any specific Security Interest that entitles any secured creditor to separately satisfy its claim under the Slovak Bankruptcy Act or any analogous right in any jurisdiction arising in bankruptcy or insolvency.
Pro Rata Share means:
(a)for the purpose of determining a Lender’s participation in a utilisation of the Facility, the proportion which its Commitment bears to the Total Commitments; and
(b)for any other purpose on a particular date:
(i)the proportion which a Lender’s participation of the Loans (if any) bears to all the Loans;
(ii)if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or
(iii)if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.
Qualified Related-Party Receivable means a receivable which:
(a)in case of the bankruptcy (konkurz) in the Republic in respect of the assets of an Obligor would be satisfied in the same manner as subordinated receivables owed by that Obligor to its subordinated creditors (i.e. receivables in respect of which a subordination undertaking (záväzok podriadenosti) under section 408a of Slovak Act 513/1991 Coll. the Commercial Code was made); or
(b)in case of the restructuring (reštrukuralizácia) in the Republic relating to the assets of an Obligor, could not be satisfied in the same or better manner than any other unsubordinated receivable owed by that Obligor to its unrelated creditors registered in the restructuring plan (reštrukturalizačný plán) of that Obligor.
Rate Fixing Day means in relation to any period for which an interest rate is to be determined:

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(a)the second Business Day before the first day of a Term for a Loan denominated in any currency other than euro; or
(b)the second TARGET Day before the first day of a Term for a Loan denominated in euro, unless market practice differs in the Relevant Market for that currency, in which case the Rate Fixing Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Market and if quotations would normally be given on more than one day, the Rate Fixing Day will be the last of those days.
Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.
Reference Bank Quotation means any quotation supplied to the Facility Agent by a Reference Bank.
Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks:
(a)in relation to LIBOR as either:
(i)if:
(A)the Reference Bank is a contributor to the applicable Screen Rate; and
(B)it consists of a single figure,
the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or
(ii)in any other case, the rate at which the relevant Reference Bank could fund itself in the relevant currency for the relevant period with reference to the unsecured wholesale funding market; or
(b)in relation to EURIBOR:
(i)(other than where paragraph (b)(ii) of this definition applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or
(ii)if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.
Reference Banks means Commerzbank Aktiengesellschaft, Filiale Luxemburg, ING Bank N.V. and KBC Bank NV and any other bank or financial institution appointed as such by the Facility Agent in consultation with the Company and which accepts such appointment.
Relevant Market means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.
Related Fund in relation to a fund (the first fund), means:

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(a)a fund which is managed or advised by the same investment manager or investment adviser as the first fund; or
(b)if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
Relevant Tax means any Tax imposed or levied by the Republic (or any political subdivision or taxing authority of the Republic) or by any other jurisdiction from or through which any payment is made by the Company under the Finance Document, but excludes any Tax imposed by the Republic which is so imposed as a direct consequence of the relevant Finance Party maintaining a permanent establishment in the Republic and of that establishment being directly involved in any Loan.
Repeating Representations means the representations and warranties that are then made or deemed to be repeated under Clause 18.29 (Times for making representations and warranties).
Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
Republic means the Slovak Republic.
Request means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).
Restricted Lender has the meaning given to it in Clause 18.25 (Anti-Corruption Laws and Sanctions).
Rollover Loan means one or more Loans:
(a)to be made on the same day that a maturing Loan is due to be repaid;
(b)the aggregate amount of which is equal to or less than the amount of the maturing Loan;
(c)in the same currency as the maturing Loan; and
(d)to be made for the purpose of refinancing a maturing Loan.
Sales Contract means a sales contract between the Company and an Account Debtor for the supply of goods or Inventory by the Company.
Sanctioned Person means, at any time:
(a)any person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union, the United Kingdom or any member state of the European Union;
(b)any person operating, organized or resident in a country being subject to Sanctions; or
(c)any person owned or controlled by any such person or persons described in paragraphs (a) or (b) of this definition.
Sanctions means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of

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Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any member state of the European Union or Her Majesty’s Treasury of the United Kingdom.
Screen Rate means:
(a)in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and
(b)in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Company.
Second Effective Date has the meaning given to the term “Effective Date” in the Second Supplemental Agreement.
Second Supplemental Agreement means the supplemental agreement dated on or around _________________ 2020 entered into between, among others, the Company and the Facility Agent, in relation to this Agreement.
Secured Parties means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.
Security Agent means Commerzbank Finance & Covered Bond S.A.
Security Interest means any mortgage, pledge, lien, charge (including a floating charge), assignment (whether conditional or otherwise), hypothecation or security interest or any other agreement or arrangement having the effect of conferring security, or any other arrangement having a similar economic effect including total transfer, ‘flawed asset’, sale and repurchase, buyback or conditional transfer arrangements.
Slovak Banking Act means the Slovak Act No. 483/2001 Coll., as amended.
Slovak Bankruptcy Act means the Slovak Act No. 7/2005 Coll., as amended.
Slovak Commercial Code means the Slovak Act No. 513/1991 Coll., as amended.
Slovak Finance Party means a Finance Party which is a bank or a branch of a foreign bank incorporated in the Republic.
Slovak Inventory Pledge means the Slovak law governed movable assets pledge agreement to be entered into by the Company as pledgor and the Security Agent as pledgee as a condition subsequent in accordance with Clause 21.18 (Conditions subsequent).

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Slovak Public Sector Partners Act means Slovak Act No. 315/2016 Coll. on the registry of public sector partners, as amended.
Slovak Receivables Pledge means the Slovak law governed receivables pledge agreement to be entered into by the Company as pledgor and the Security Agent as pledgee as a condition subsequent in accordance with Clause 21.18 (Conditions subsequent).
Specified Lender means a Defaulting Lender or a Downgraded Lender.
Specified Time means:
(a)in relation to EURIBOR, 11.00 a.m.; and
(b)in relation to LIBOR, noon.
Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.
TARGET2 means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.
TARGET Day means any day on which TARGET2 is open for the settlement of payments in euro.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).
Tax Deduction means a deduction or withholding for or on account of any Tax from a payment under a Finance Document, other than a FATCA Deduction.
Tax Payment means a payment made by the Company to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by the Company in respect of any Tax under any Finance Document.
Term means each period determined under this Agreement by reference to which interest on a Loan is calculated.
Total Commitments means the aggregate of the Commitments of all the Lenders.
Trade Receivables means all those assets treated as trade receivables for the purposes of the annual unaudited consolidated balance sheet and profit and loss statements of the Group delivered to the Facility Agent pursuant to paragraph (c) of Clause 19.2 (Financial Information) and the quarterly unaudited consolidated balance sheet and cash flow statement of the Group delivered to the Facility Agent pursuant to paragraph (e) of Clause 19.2 (Financial Information).
Transaction Security means the Security Interests created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.
Transaction Security Document means each of:
(a)the Slovak Receivables Pledge;

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(b)the Slovak Inventory Pledge;
(c)any other document evidencing or creating a Security Interest over any asset to secure any obligation of any Obligor to a Secured Party under the Finance Documents; or
(d)any other document designated as such by the Security Agent and an Obligor.
Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.
US Dollars or USD means the lawful currency for the time being of the United States of America.
USGAAP means the generally accepted accounting principles and practices in the United States of America in effect from time to time.
U. S. Steel means United States Steel Corporation, currently a corporation organized under the laws of the State of Delaware, U.S.A., Delaware registration number 3396733.
Utilisation Date means each date on which the Facility is utilised.
1.2.Construction
(a)In this Agreement, unless the contrary intention appears, a reference to:
(i)an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;
(ii)assets means assets as defined in the Latest Accounts;
(iii)an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;
(iv)disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;
(v)the words include or including shall be deemed to be followed by without limitation or but not limited to whether or not they are followed by such phrases or words of like import;
(vi)know your customer requirements are the “know your customer” or similar identification procedures that a Finance Party is obliged to undertake in order to meet its obligations under any applicable law or regulation including, in relation to a Slovak Finance Party, for performance of care by a Slovak Finance Party as an obliged person (vykonanie starostlivosti ako povinnou osobou) according to section 10 of the Slovak Act No. 297/2008 Coll., as amended, including any documentation or other evidence which is reasonably requested by a Slovak Finance Party (whether for itself, on behalf of any prospective new Lender) to establish whether it has a “special relationship” (osobitný vzťah) with the Company (as defined in the Slovak Banking Act);
(vii)a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government,

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state, agency, organisation or other entity whether or not having separate legal personality;
(viii)a group of Lenders includes all the Lenders;
(ix)a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
(x)a currency is a reference to the lawful currency for the time being of the relevant country;
(xi)a Default being continuing means that it has not been remedied or waived;
(xii)a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;
(xiii)a Clause or a Schedule is a reference to a clause of, or a schedule to, this Agreement;
(xiv)a Party, any Secured Party, the Security Agent or any other person includes its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;
(xv)a Finance Document or another document is a reference to that Finance Document or other document as amended;
(xvi)the word “will” shall be construed to have the same meaning and effect as the word “shall”; and
(xvii)a time of day is a reference to Central European time (i.e. CET or CEST, as applicable in the given time of the year).
(b)The determination of the extent to which a rate is for a period equal in length to a Term shall disregard any inconsistency arising from the last day of that Term being determined pursuant to the terms of this Agreement.
(c)Unless the contrary intention appears, a reference to a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:
(i)if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);
(ii)if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and
(iii)notwithstanding paragraph (c)(i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

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(d)Unless a contrary intention appears:
(i)a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;
(ii)a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement;
(iii)if there is an inconsistency between this Agreement and any other Finance Document, this Agreement will prevail;
(iv)any non-payment obligations of the Company under the Finance Documents remain in force for so long as any payment obligation of the Company is or may be outstanding under the Finance Documents; and
(v)an accounting term used in this Agreement is to be construed in accordance with USGAAP.
(e)The headings in this Agreement do not affect its interpretation.
1.3.Third party rights
(a)Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.
(b)Subject to Clause 28.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of any Finance Document.
(c)The Security Agent and any Receiver, Delegate or any person described in paragraph (b) of Clause 23.11 (Exclusion of liability) may, subject to this Clause 1.3 and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.
1.4.Slovak terms
In this Agreement and any other Finance Document (except if expressly stipulated otherwise in the relevant Finance Document), a reference to:
(a)a novation governed by Slovak law includes privatívna novácia and kumulatívna novácia;
(b)a Security Interest governed by Slovak law includes záložné právo, zádržné právo, zabezpečovací prevod práva and zabezpečovacie postúpenie pohľadávky;
(c)a bankruptcy, insolvency or administration in the Republic includes konkurzné konanie, konkurz, reštrukturalizačné konanie, reštrukturalizácia and nútená správa;
(d)being bankrupt or insolvent in the Republic includes being v úpadku, predlžený, platobne neschopný, v konkurze, v reštrukturalizácii and v nútenej správe;
(e)an expropriation, attachment, sequestration, distress, execution or analogous process in the Republic includes vyvlastnenie, exekúcia and výkon rozhodnutia;

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(f)winding up, administration or dissolution in the Republic includes likvidácia, zrušenie s likvidáciou, zrušenie bez likvidácie bez právneho nástupcu, konkurzné konanie, konkurz, reštrukturalizačné konanie, reštrukturalizácia and nútená správa;
(g)a receiver, trustee, administrator, administrative receiver, compulsory manager or similar officer in the Republic includes likvidátor, konkurzný správca (including predbežný správca), reštrukturalizačný správca, nútený správca and súdny exekútor;
(h)a moratorium in the Republic includes reštrukturalizačné konanie and reštrukturalizácia; and
(i)constitutional documents of a company established in the Republic include spoločenská zmluva, zakladateľská listina, zakladateľská zmluva, zriaďovacia listina, štatút and stanovy.
2.FACILITY
2.1.Facility
Subject to the terms of this Agreement, the Lenders make available to the Company a revolving credit facility in an aggregate amount equal to the Total Commitments.
2.2.Additional Commitments
(a)Subject to the other provisions of this Clause 2.2, the Company may, at any time, request an increase in the amount of the Total Commitment (an Additional Commitment) in a euro amount of EUR10,000,000 (or greater amounts which are equal to the aggregate of EUR10,000,000 as increased by increments of EUR5,000,000 or EUR10,000,000) which, when aggregated with any amount of any previous increase in accordance with any Additional Commitment Request, does not exceed EUR40,000,000, by delivering a duly completed Additional Commitment Request to the Facility Agent. The Company may deliver more than one Additional Commitment Request.
(b)The Facility Agent shall only accept an Additional Commitment Request if (i) at the time it is delivered, no Default is continuing or would result from the Additional Commitment being made available or utilised and (ii) an Additional Commitment Request Notification has been submitted. No Additional Commitment Request may be submitted later than the date falling 12 months after the date of this Agreement and prior to the expiration of the Acceptance Period.
(c)Prior to the submission of an Additional Commitment Request the Company must offer the Lenders then party to this Agreement the option to participate pro rata to their existing Commitments in the proposed Additional Commitment, by submitting an Additional Commitment Request Notification to the Facility Agent and specifying a period of no less than 20 Business Days for accepting the offer (the Acceptance Period).
(d)Each Lender shall have the right (but not the obligation) to confirm to the Company, by responding to the Facility Agent in the Acceptance Period, whether it intends to participate in the Additional Commitment and, if applicable, the maximum amount of its participation in the Additional Commitment it is willing to make available.
(e)In the event that:
(i)one or more Lenders notifies the Company, by responding to the Facility Agent, that it does not wish to provide all or any part of any Additional Commitment;

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(ii)a Lender imposes conditions on its agreement to provide all or any part of the Additional Commitment which are not acceptable to the Company (including any proposals made by such Lender in relation to fees); or
(iii)a Lender has failed to notify the Facility Agent within the period referred to in paragraph (c) above that it wishes to provide all or any part of the Additional Commitment, then the Additional Commitment offered to that Lender shall be at the discretion of the Company offered to:
(A)the Lenders who have during the Acceptance Period agreed to provide all or any part of the Additional Commitment on terms acceptable to the Company; and/or
(B)one or more Additional Lenders selected by the Company (each of which shall not be a member of the Group or an Affiliate of the Company).
(f)Subject to paragraph (h) below, the Total Commitments shall increase by the amount of the relevant Additional Commitment on the date (the Additional Commitment Effective Date) specified by the Company in the relevant Additional Commitment Request (or such later date as the Company and the Facility Agent shall agree) and provided that, on or before such date, the Facility Agent confirms to the Company, the relevant Additional Commitment Lenders and all other Finance Parties that:
(i)it has received the Additional Commitment Request signed by the proposed Additional Commitment Lenders which may be Existing Lenders and/or Additional Lenders; and
(ii)it has completed all necessary “know your customer” or other similar identification checks under all applicable laws and regulations required in relation to those Additional Commitment Lenders or, in the case of Existing Lenders, confirmed that no additional “know your customer” or other similar identification checks are required.
(g)    In this paragraph (g):
(A)Loan Outstandings means, in relation to a Lender, immediately prior to the Additional Commitment Effective Date, its participation in each Loan then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender); and
(B)Total Loan Outstandings means the aggregate of all Loan Outstandings immediately prior to the Additional Commitment Effective Date.
(ii)On the Additional Commitment Effective Date each Lender (including any Additional Commitment Lender) shall promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Loan Outstandings) their claims in respect of amounts outstanding to them under the Facility to the extent necessary to ensure that after such transfers the Loan Outstandings of each Lender bear the same proportion to the Total Loan Outstandings as such Lender’s Commitment bears to the Total Commitments.

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(iii)Any Break Costs incurred by any Lender as a result of the operation of this paragraph (g) must be paid by the Company in accordance with Clause 26.3 (Break Costs).
(iv)Any transfer of rights and obligations relating Loan Outstandings made pursuant to this paragraph (g) shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Loan Outstandings.
(v)All calculations to be made pursuant to this paragraph (g) shall be made by the Facility Agent based upon information provided to it by the Lenders and (if necessary) the Facility Agent’s Spot Rate of Exchange which currently applies to the outstanding Loans.
(h)An increase in the Total Commitments shall not take effect if any Default is continuing on the Additional Commitment Effective Date.
(i)The Company shall not require the consent of any Finance Party (other than the relevant Additional Commitment Lenders) to increase the Total Commitments in accordance with this Clause 2.2.
(j)On and from the Additional Commitment Effective Date, the Facility will be increased by the amount of the Additional Commitment and each Additional Commitment Lender shall become a Lender subject to the terms and conditions set out in this Agreement.
(k)All terms and conditions applicable to the Total Commitment (including the Final Maturity Date and Margin) will apply to the Additional Commitment, other than in respect of any fees that may be agreed between the relevant Lender and the Company in respect of an Additional Commitment.
(l)The Company must within 15 days after receipt of the relevant invoice pay each Finance Party the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with any provision of any Additional Commitment under this Clause 2.2.
(m)The Guarantor acknowledges and agrees:
(i)the authority of the Company to agree, implement and establish an Additional Commitment in accordance with this Agreement;
(ii)that the guarantee and indemnity given by it in Clause 16 (Guarantee and indemnity) will, subject only to any applicable limitations on such guarantee and indemnity set out in Clause 16 (Guarantee and indemnity), not be released or impaired in any way and will continue in full force and effect and will extend to include the Additional Commitment and any other obligations arising under or in respect of the Additional Commitment; and
(iii)if for any reason the guarantee given by it is released or impaired or does not continue in full force and effect, the Guarantor will, promptly following a request by the Facility Agent, execute such deeds and other agreements and otherwise take such action as the Facility Agent may require (acting reasonably) to ensure that the guarantee given by it continues in full force and effect or is reinstated to the same extent.

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2.3.Increase
(a)The Company may by giving prior notice to the Facility Agent by no later than the date falling 5 Business Days after:
(i)the receipt of the notice given in accordance with paragraph (a)(A) of Clause 8.1 (Mandatory prepayment - illegality); or
(ii)the giving of the notice given in accordance with paragraph (a) of Clause 8.6 (Right of repayment and cancellation of a single Lender),
1.request that the Commitments relating to the Facility be increased (and the Commitments relating to the Facility shall be so increased) in an aggregate amount in euro of up to the amount of the Commitments relating to the Facility so cancelled as follows:
(iii)the increased Commitments will be assumed by one or more Eligible Institutions (each an Increase Lender) each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;
(iv)each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;
(v)each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;
(vi)the Commitments of the other Lenders shall continue in full force and effect; and
(vii)any increase in the Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the Facility Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.
(b)The Facility Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.
(c)The Facility Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.
(d)Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or

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waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.
(e)The Company shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.3.
(f)The Increase Lender shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee in an amount equal to the fee which would be payable under paragraph (d) of Clause 29.2 (Assignments and transfers by Lenders) if the increase was a transfer pursuant to Clause 29.3 (Procedure for transfer by way of novations) and if the Increase Lender was a New Lender.
(g)The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (g).
(h)Neither the Facility Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.
(i)Clause 28.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:
(i)an Existing Lender were references to all the Lenders immediately prior to the relevant increase;
(ii)the New Lender were references to that Increase Lender; and
(iii)a re-transfer and re-assignment were references to respectively a transfer and assignment.
2.4.Finance Parties’ rights and obligations
(a)The obligations of each Finance Party under the Finance Documents are several.
(b)Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.
(c)No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(d)The rights of a Finance Party under or in connection with the Finance Documents are separate and independent rights and they include any debt owing to that Finance Party under the Finance Documents.
(e)Any debt arising under the Finance Documents to a Finance Party is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (f) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt,

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any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor. Any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document is a debt owing to that Finance Party by that Obligor.
(f)A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
2.5.Obligors' Agent
(a)The Guarantor by its execution of this Agreement irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Guarantor, without further reference to or the consent of the Guarantor; and
(ii)each Finance Party to give any notice, demand or other communication to the Guarantor pursuant to the Finance Documents to the Company, and in each case the Guarantor shall be bound as though the Guarantor itself had given the notices and instructions (including, without limitation, any Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.
(b)Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of the Guarantor or in connection with any Finance Document (whether or not known to the Guarantor) shall be binding for all purposes on the Guarantor as if the Guarantor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and the Guarantor, those of the Obligors' Agent shall prevail.
3.PURPOSE
3.1.Loans
Each Loan may be used for the Company’s general corporate purposes.
3.2.No obligation to monitor
No Finance Party is bound to monitor or verify the utilisation of the Facility.

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4.CONDITIONS PRECEDENT
4.1.Conditions precedent documents
(a)A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.
(b)Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
4.2.Further conditions precedent
The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that:
(a)if there are any borrowings under the Existing Facility outstanding or to be outstanding on the date of the Request or the Utilisation Date, such outstanding borrowings are repaid or prepaid in whole by the Company on or before the Utilisation Date in accordance with the terms of the Existing Facility Agreement;
(b)if there are any commitments of the lenders under the Existing Facility unutilised on the date of the Request or the Utilisation Date, such unutilised commitments are irrevocably cancelled in whole by the Company on or before the Utilisation Date in accordance with the terms of the Existing Facility Agreement;
(c)on both the date of the Request and the Utilisation Date for that Loan the Repeating Representations are correct in all material respects;
(d)in relation to any Loan to be utilised after the first Measurement Date, the Company complied with the obligations under Clause 20 (Financial covenants) as of the Measurement Date immediately preceding the date of the Request and the Utilisation Date;
(e)no less than USD150,000,000 (or its equivalent in any other currency) has been utilised by the Company under and pursuant to the terms of the Intercompany Loan Agreement; and
(f)on both the date of the Request and the Utilisation Date for that Loan no Default or, in the case of a Rollover Loan, no Event of Default is continuing or would result from the Loan.
4.3.Drawstop
A Request may not be made in any case where the Company is in default with any payment obligation (or payment obligations in aggregate) under any Financial Indebtedness in an amount equal to or in excess of €500,000 or its equivalent in other currencies (a Drawstop Event). Following a Drawstop Event, no further Requests may be made until the Facility Agent notifies the Company in writing that it may submit a Request. The Facility Agent shall so notify the Company promptly after the Facility Agent receives evidence reasonably satisfactory to the Majority Lenders that such default or defaults: (i) are no longer continuing; or (ii) are waived in accordance with the terms of the relevant Financial Indebtedness; or (iii) a combination of (i) and (ii), whereby, following

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such waivers (if any), such default or defaults (if any) are in aggregate in an amount less than €500,000 or its equivalent in any other currency.
4.4.Maximum number of Loans
Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than ten Loans outstanding.
5.UTILISATION
5.1.Giving of Requests
(a)The Company may borrow a Loan by giving to the Facility Agent a duly completed Request.
(b)Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing.
(c)Each Request is irrevocable unless otherwise agreed by the Facility Agent upon the approval of the Majority Lenders.
5.2.Completion of Requests
A Request will not be regarded as having been duly completed unless:
(a)the Utilisation Date is a Business Day falling within the Availability Period;
(b)the amount of the Loan requested is:
(i)a minimum of €10,000,000 and an integral multiple of €500,000 or an amount which complies with Clause 6 (Optional Currency);
(ii)the maximum undrawn amount available under the Facility on the proposed Utilisation Date; or
(iii)such other amount as the Facility Agent may agree; and
(c)the proposed currency and Term comply with this Agreement.
Only one Loan may be requested in a Request.
5.3.Advance of Loan
(a)The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its participation in that Loan.
(b)The amount of each Lender’s participation of the requested Loan will be its Pro Rata Share on the proposed Utilisation Date.
(c)No Lender is obliged to participate in a Loan if, as a result:
(i)its participation in the Loans would exceed its Commitment; or
(ii)the Loans would exceed the Total Commitments.

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(d)If the conditions set out in this Agreement have been met, each Lender must make its participation in the requested Loan available to the Facility Agent for the Company through its Facility Office on the Utilisation Date.
6.OPTIONAL CURRENCY
6.1.General provisions on Optional Currency
In this Clause:
141.Facility Agent’s Spot Rate of Exchange means:
(a)the Facility Agent’s spot rate of exchange; or
(b)(if the Facility Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Facility Agent (acting reasonably), for the purchase of the Optional Currency in the London foreign exchange market with euros as of noon on a particular day.
142.euro amount of a Loan or part of a Loan means:
(a)if the Loan is denominated in euros, its amount; or
(b)if the Loan is denominated in the Optional Currency, its equivalent in euros calculated on the basis of the Facility Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for that Term.
Optional Currency means US Dollars.
6.2.Selection
(a)The Company must select the currency of a Loan in its Request.
(b)The amount of a Loan requested in the Optional Currency must be a minimum amount of the equivalent of €10,000,000 in the Optional Currency and in integral multiples of the equivalent of €500,000 in the Optional Currency.
6.3.Conditions relating to Optional Currency
A Loan may be denominated in the Optional Currency for a Term if the Optional Currency is readily available in the amount required and freely convertible into euros in the wholesale market for that currency on the Rate Fixing Day and the first day of that Term.
6.4.Revocation of currency
(a)Notwithstanding any other term of this Agreement, if before 9.30 a.m. on any Rate Fixing Day the Facility Agent receives notice from a Lender that:
(i)the Optional Currency is not readily available to it in the Relevant Market in the amount and for the period required; or
(ii)participating in a Loan in the Optional Currency might contravene any law or regulation applicable to it,

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the Facility Agent must give notice to the Company to that effect promptly and in any event before noon on that day.
(b)In this event:
(i)that Lender must participate in the Loan in euros; and
(ii)the participation of that Lender in the Loan and any other similarly affected Lender(s) will be treated as a separate Loan denominated in euros during that Term.
(c)Any part of a Loan treated as a separate Loan under this Clause 6.4 will not be taken into account for the purposes of any limit on the number of Loans outstanding at any one time.
(d)A Loan will still be treated as a Rollover Loan if it is not denominated in the same currency as the maturing Loan by reason only of the operation of this Clause 6.4.
6.5.Optional Currency equivalents
The equivalent in euros of a Loan or part of a Loan in the Optional Currency for the purposes of calculating:
(a)whether any limit under this Agreement has been exceeded;
(b)the amount of a Loan;
(c)the participation of a Lender in a Loan;
(d)the amount of any repayment or prepayment of a Loan; or
(e)the undrawn amount of a Lender’s Commitment,
is its euro amount.
6.6.Notification
The Facility Agent must notify the Lenders and the Company of the relevant euro amount (and the applicable Facility Agent’s Spot Rate of Exchange) promptly after they are ascertained.
7.REPAYMENT
(a)The Company must repay each Loan made to it in full on its Maturity Date.
(b)Where the Maturity Date for an outstanding Loan coincides with the Utilisation Date for a new Loan to be denominated in the same currency as the outstanding Loan, the Facility Agent will apply the new Loan in or towards repayment of the outstanding Loan so that:
(i)where the amount of the outstanding Loan exceeds the amount of the new Loan, the Company will only be required to repay the excess;
(ii)where the amount of the outstanding Loan is exactly the same as the amount of the new Loan, the Company will not be required to make any payment in respect of the principal of the outstanding Loan;

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(iii)where the amount of the new Loan exceeds the amount of the outstanding Loan, the Company will not be required to make any payment and the excess will be advanced to the Company, provided that nothing in this paragraph (b) shall have the effect or be deemed to have the effect of converting the whole of the Loan or any part of it into a term loan.
(c)Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) of this Clause 7 may be re-borrowed.
8.PREPAYMENT AND CANCELLATION
8.1.Mandatory prepayment - illegality
(a)If at any time:
(i)it is necessary under the laws and constitution of the Republic:
(A)in order to enable any Lender to enforce its rights under the Finance Documents; or
(B)by reason only of the execution, delivery and performance of this Agreement by any Lender, that any Lender should be licensed, qualified or otherwise entitled to carry on business in the Republic;
(ii)a Lender is or will be deemed to be resident, domiciled or carrying on business in or subject to the laws of the Republic by reason only of the execution, delivery, performance and/or enforcement of any Finance Document;
(iii)in any proceedings taken in the Republic in respect of any Finance Document or for the enforcement of any Finance Document, the choice of English law as the governing law of the Finance Document will not be recognised; or
(iv)it is or becomes unlawful in any applicable jurisdiction for a Lender to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, and the occurrence of any of the foregoing causes a Lender (acting reasonably) to believe it is materially prejudiced thereby then:
(A)the relevant Lender must notify the Company (through the Facility Agent) accordingly; and
(B)the Company shall prepay that Lender’s participation in all the Loans on the date specified in paragraph (b) of this Clause 8.1, together with all other amounts payable by it to that Lender under the Finance Documents and the Commitment of that Lender shall forthwith be reduced to zero, except that paragraphs (i) and (ii) of this Clause 8.1 do not apply to any Lender acting through its Facility Office or having a permanently established office or branch in the Republic.
(b)The date for repayment or prepayment of a Lender’s participation in a Loan will be:
(i)the last day of the current Term of that Loan; or

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(ii)if earlier, the date specified by the Lender in the notification under paragraph (a)(iv)(A) of this Clause 8.1 and which must not be earlier than the last day of any applicable grace period allowed by law.
8.2.Mandatory prepayment - change of control
(a)The Company shall, within one Business Day after the occurrence of a Change of Control notify such to the Facility Agent, and the Facility Agent shall promptly notify each Lender thereof. Such notice shall describe in reasonable detail the facts and circumstances giving rise thereto and the date of such Change of Control. Each Lender may, by notice to the Company and the Facility Agent (a Prepayment Notice) given not later than ten days after the date of such Change of Control has been notified to the relevant Lender, terminate its Commitment and declare any amounts payable by the Company under the Finance Documents for its account to be, and such amounts shall become, due and payable without presentment, demand, protest or other notice of any kind (all of which are hereby waived by the Company) in each case on the Business Day following the date of delivery of the Prepayment Notice or such later date as may be designated by the relevant Lender in its Prepayment Notice.
(b)A Lender that gives a Prepayment Notice may, in its absolute discretion, set out in the Prepayment Notice the conditions on which it may be willing to waive its rights arising as a result of the relevant Change of Control to terminate its Commitment, declare any amounts payable by the Company under the Finance Documents for its account to be due and payable and receive such amounts and the date by which such conditions must be met (a Prepayment Waiver). A Lender whose Prepayment Notice sets out any such conditions must notify the Company and the Facility Agent promptly upon being satisfied either (i) that (A) such conditions have been met and (B) its Prepayment Waiver has become effective or (ii) that (A) such conditions have not been met by the relevant date and (B) the date on which the termination of its Commitment will become effective and on which the amounts payable by the Company under the Finance Documents for its account will be deemed to be declared to be, and such amounts shall then become, due and payable without presentment, demand, protest or other notice of any kind (all of which are hereby waived by the Company).
(c)For purposes of this Clause 8.2, the following terms have the following meanings:
A Change of Control shall occur if:
(i)any “person” (as such term is used in Sections 13 (d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended, hereinafter, the “Exchange Act”) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for the purposes of this paragraph (i) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of either the aggregate ordinary Voting Power or the aggregate equity value represented by the issued and outstanding Equity Interests of U. S. Steel;
(ii)the adoption of a plan relating to the liquidation or dissolution of U. S. Steel;
(iii)the merger or consolidation of U. S. Steel with or into another entity, or the merger of another entity with or into U. S. Steel, other than a merger or consolidation transaction in which holders of Equity Interests representing 100% of the ordinary Voting Power represented by the Equity Interests in U. S. Steel immediately prior to

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such transaction own directly or indirectly at least a majority of the ordinary Voting Power represented by the Equity Interests (or other securities into which such securities are converted as part of such merger or consolidation transaction) in the surviving person resulting from such merger or consolidation transaction, and in substantially the same proportion as before the transaction;
(iv)the sale of all or substantially all the assets of U. S. Steel (determined on a consolidated basis) to another person; or
(v)the Company after the date of this Agreement ceases to be directly or indirectly beneficially wholly owned by U. S. Steel, unless such cessation:
(A)was approved in advance in writing by Facility Agent acting on the instructions of, subject to paragraph (c) below, the Majority Lenders; or
(B)results from a Permitted Merger.
(d)
(i)Following any approval referred to in paragraph (b)(v)(A) above, any Lender that is unable to satisfy its know your customer requirements may, by notice to the Company and the Facility Agent (a Change of Control KYC Notice) given not later than ten days after the date of such approval notify the Company that it is unable to satisfy its know your customer requirements, terminate its Commitment and declare any amounts payable by the Company under the Finance Documents for its account to be, and such amounts shall become, due and payable without presentment, demand, protest or other notice of any kind (all of which are hereby waived by the Company) in each case on the Business Day following the date of delivery of the Change of Control KYC Notice or such later date as may be designated by the relevant Lender in its Change of Control KYC Notice.
(ii)A Lender that gives a Change of Control KYC Notice may, in its absolute discretion, set out in the Change of Control KYC Notice the conditions on which it may be willing to defer terminating its Commitment, declaring any amounts payable by the Company under the Finance Documents for its account to be due and payable and receive such amounts and the date by which such conditions must be met (a Change of Control KYC Notice Waiver). A Lender whose Change of Control KYC Notice sets out any such conditions must notify the Company and the Facility Agent promptly upon being satisfied either (i) that (A) such conditions have been met and (B) its Change of Control KYC Notice Waiver has become effective or (ii) that (A) such conditions have not been met by the relevant date and (B) the date on which the termination of its Commitment will become effective and on which the amounts payable by the Company under the Finance Documents for its account will be deemed to be declared to be, and such amounts shall then become, due and payable without presentment, demand, protest or other notice of any kind (all of which are hereby waived by the Company).
Equity Interests means: (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person; or (ii) any warrants, options or other rights to acquire such shares or interests.
Voting Power as applied to the stock of any corporation means the total voting power represented by all outstanding Voting Stock of such corporation.

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Voting Stock as applied to the stock of any corporation means stock of any class or classes (however designated) having ordinary voting power for the election of the directors of such corporation, other than stock having such power only by reason of the happening of a contingency.
8.3.Voluntary prepayment
(a)The Company may, by giving not less than ten Business Days’ prior notice to the Facility Agent, prepay any Loan at any time in whole or in part.
(b)A prepayment of part of a Loan must be in a minimum amount of €5,000,000 and an integral multiple of €250,000 (or its equivalent in the Optional Currency).
(c)A prepayment of all or part of a Loan must be on an Interest Payment Date.
8.4.Automatic cancellation
The Commitment of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.
8.5.Voluntary cancellation
(a)The Company may, by giving not less than five Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.
(b)Partial cancellation of the Total Commitments must be in a minimum amount of €10,000,000 and an integral multiple of €500,000.
(c)Any cancellation in part will be applied against the Commitment of each Lender pro rata.
8.6.Right of repayment and cancellation of a single Lender
(a)If:
(i)the Company is, or will be, required to pay to a Lender:
(A)a Tax Payment; or
(B)an Increased Cost; or
(ii)any FATCA Protected Lender notifies the Facility Agent of a FATCA Event pursuant to Clause 8.8 (Mandatory repayment and cancellation of FATCA Protected Lenders), the Company may, while the requirement or FATCA Event continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.
(b)After notification under paragraph (a) of this Clause 8.6:
(i)the Company must repay or prepay that Lender’s participation in each Loan on the date specified in paragraph (c) of this Clause 8.6; and
(ii)the Commitment of that Lender will be immediately cancelled.
(c)The date for repayment or prepayment of a Lender’s participation in a Loan will be:

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(i)the last day of the Term for that Loan; or
(ii)if earlier, the date specified by the Company in its notification.
8.7.Right of repayment and cancellation of a Specified Lender
(a)If any Lender becomes a Specified Lender:
(i)it must notify the Company (through the Facility Agent) immediately; and
(ii)until the Lender ceases to be a Specified Lender, the Company may, if all Lenders other than the relevant Specified Lender have given their prior consent (such consent not to be unreasonably withheld or delayed) give notice to the Facility Agent requesting repayment or prepayment and cancellation in respect of that Specified Lender; provided, however, that:
(A)receipt of the notice referred to in paragraph (a)(i) of this Clause 8.7 shall not be a condition precedent to the giving of notice by the Company pursuant to this paragraph (ii); and
(B)the Company may notify the Facility Agent of a repayment or prepayment and cancellation and repayment in respect of a Specified Lender pursuant to this Clause 8.7 without the prior consent of the Lenders otherwise required under this paragraph (ii) up to an aggregate amount of €50,000,000, if no Default is continuing:
I.on the date of delivery of the repayment or prepayment and cancellation notice to the Facility Agent; or
II.date of making the repayment or prepayment (if any).
(b)The Facility Agent shall as soon as practicable after receipt of a notice under paragraph (a)(i) of this Clause 8.7, notify all the Lenders.
(c)After notice under paragraph (a)(ii) of this Clause 8.7:
(i)the Company must repay or prepay that Specified Lender’s participation in each Loan on the date specified in paragraph (d) of this Clause 8.7; and
(ii)the Commitment of that Specified Lender will be immediately cancelled.
(d)The date for repayment or prepayment of the Specified Lender’s participation in a Loan will be:
(i)the last day of the Term for that Loan; or
(ii)if earlier, the date specified by the Company in its notification under paragraph (a)(ii) of this Clause 8.7.
8.8.Mandatory repayment and cancellation of FATCA Protected Lenders
If on the date falling six months before the earliest FATCA Application Date for any payment by a Party to a FATCA Protected Lender (or to the Facility Agent for the account of that Lender), that Lender is not a FATCA Exempt Party and, in the opinion of that Lender (acting reasonably), that Party will, as a consequence, be required to make a FATCA Deduction from a payment to that

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Lender (or to the Facility Agent for the account of that Lender) on or after that FATCA Application Date (a FATCA Event):
(a)that Lender shall, reasonably promptly after that date, notify the Facility Agent of that FATCA Event and the relevant FATCA Application Date;
(b)if, on the date falling one month before such FATCA Application Date, that FATCA Event is continuing and that Lender has not been repaid pursuant to Clause 8.6 (Right of repayment and cancellation of a single Lender):
(i)that Lender may, at any time between one month and two weeks before such FATCA Application Date, notify the Facility Agent;
(ii)upon the Facility Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and
(iii)the Company shall repay that Lender’s participation in the Loans on the last day of the Term for each Loan occurring after the Facility Agent has notified the Company or, if earlier, the last Business Day before the relevant FATCA Application Date.
8.9.Re-borrowing of Loans
Any voluntary prepayment of a Loan under Clause 8.3 (Voluntary prepayment) may be re-borrowed on the terms of this Agreement. Any other prepayment of a Loan may not be re-borrowed.
8.10.Miscellaneous provisions
(a)Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.
(b)All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.
(c)The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.
(d)No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.
(e)No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.
8.11.Application of prepayments
Any prepayment of a Loan pursuant to Clause 8.3 (Voluntary prepayment) shall be applied pro rata to each Lender’s participation in that Loan.

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9.INTEREST
9.1.Calculation of interest
The rate of interest on each Loan for its Term is the percentage rate per annum equal to the aggregate of the applicable:
(a)Margin; and
(b)IBOR.
9.2.Payment of interest
Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-month intervals after the first day of that Term (each an Interest Payment Date).
9.3.Interest on overdue amounts
(a)If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.
(b)Interest on an overdue amount is payable at a rate determined by the Facility Agent to be two per cent. per annum above the rate that would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):
(i)select successive Terms of any duration of up to three months; and
(ii)determine the appropriate Rate Fixing Day for that Term.
(c)Notwithstanding paragraph (b) of this Clause 9.3, if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Term, then:
(i)the first Term for that overdue amount will be the unexpired portion of that Term; and
(ii)the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.
After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) of this Clause 9.3.
(d)Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.
9.4.Notification of rates of interest
The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

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9.5.Acknowledgement
The Company acknowledges and confirms for the benefit of each Slovak Finance Party that it has been informed about the amount of the annual percentage rate of interest of the Loan and on the fees that the Company shall pay under the Finance Documents in compliance with section 37(2) of the Slovak Banking Act.
10.TERMS
10.1.Selection
(a)Each Loan has one Term only.
(b)The Company must select the Term for a Loan in the relevant Request.
(c)Subject to the following provisions of this Clause, each Term for a Loan will be one week or one, two, three or six months.
10.2.No overrunning the Final Maturity Date
If a Term would otherwise overrun the Final Maturity Date determined under this Agreement for any Lender, it will be shortened so that it ends on that Final Maturity Date in which case the Company will have no obligation to pay Break Costs or other costs arising from the shortening.
10.3.Notification
The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.
11.CHANGES TO THE CALCULATION OF INTEREST
11.1.Unavailability of Screen Rate
(a)Interpolated Screen Rate: If no Screen Rate is available for IBOR for the Term of a Loan, the applicable IBOR shall be the Interpolated Screen Rate for a period equal in length to the Term of that Loan.
(b)Reference Bank Rate: If no Screen Rate is available for IBOR for (i) the currency of a Loan or (ii) the Term of a Loan and it is not possible to calculate the Interpolated Screen Rate, the applicable IBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Term of that Loan.
(c)Cost of funds: If paragraph (b) of this Clause 11.1 applies but no Reference Bank Rate is available for the relevant currency or Term there shall be no IBOR for that Loan and Clause 11.4 (Cost of funds) shall apply to that Loan for that Term.
11.2.Calculation of Reference Bank Rate
(a)Subject to paragraph (b) of this Clause 11.2, if IBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

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(b)If at or about noon on the Rate Fixing Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Term.
11.3.Market disruption
If before close of business in London on the Rate Fixing Day for the relevant Term the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 30 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select then Clause 11.4 (Cost of funds) shall apply to that Loan for the relevant Term.
11.4.Cost of funds
(a)If this Clause 11.4 applies, the rate of interest on each Lender’s participation of the relevant Loan for the relevant Term shall be the percentage rate per annum which is the sum of:
(i)the Margin; and
(ii)the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.
(b)If this Clause 11.4 applies and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.
(c)Any alternative basis agreed pursuant to paragraph (b) of this Clause 11.4 shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.
11.5.Notification to Company
If Clause 11.4 (Cost of funds) applies the Facility Agent shall, as soon as is practicable, notify the Company.
12.TAXES
12.1.Gross-up
All payments by an Obligor under the Finance Documents shall be made without any Tax Deduction, except to the extent that an Obligor is required by law to make payment subject to any Taxes. If any Relevant Tax or amounts in respect of any Relevant Tax must be deducted from any amounts payable or paid by an Obligor, or paid or payable by the Facility Agent to a Lender, under the Finance Documents, that Obligor shall, subject to Clause 12.4 (Exception to gross-up), pay such additional amounts as may be necessary to ensure that the relevant Lender receives a net amount equal to the full amount which it would have received had payment not been made subject to Relevant Tax.
12.2.Tax receipts
All Taxes required by law to be deducted or withheld by an Obligor from any amounts paid or payable under the Finance Documents shall be paid by that Obligor when due and that Obligor shall, within 15 days of receipt of evidence of the payment being made, deliver the same to the Facility Agent.

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12.3.Reimbursement of tax credit
If an Obligor pays a Tax Payment under Clause 12.1 (Gross-up) for the account of a Lender, and the Lender effectively obtains, or could have effectively obtained by taking reasonable action (in which case the Lender shall be treated as actually having obtained), a refund of any Tax, or credit against any Tax, by reason of that Tax Payment (a Tax Credit), then the Lender shall reimburse to that Obligor such amount as the Lender shall reasonably determine to be the proportion of the Tax Credit as will leave the Lender (after that reimbursement) in no better or worse position than it would have been in if the Tax Payment had not been required. Notwithstanding the foregoing, a Lender may choose not to make or to limit the amount or alter the timing of any Tax Credit if to do otherwise would result in a material adverse effect to the Lender or on its relationship with the relevant Tax authority. Upon reasonable request from an Obligor, the Lender shall provide that Obligor with a certification concerning whether or not a Tax Credit was obtained or was attempted to be obtained by the Lender as well as reasonable detail concerning the amount of the Tax Credit. No Finance Party is obliged to disclose any information regarding its Tax affairs or computations to any other person.
12.4.Exception to gross-up
An Obligor is not required to pay an additional amount for the account of a Lender under Clause 12.1 (Gross-up):
(a)to the extent that the obligation to pay the additional amount would not have arisen but for the failure by that Lender to provide (within a reasonable period after being requested to do so by an Obligor or the Facility Agent and at the cost of that Obligor) any form, certificate or other documentation:
(i)the provision of which would have relieved (in whole or in part) that Obligor from the relevant withholding obligation; and
(ii)which it is fully within the power of the Lender to provide;
(b)if that Lender has not complied with its obligations under paragraph (a) of Clause 12.5 (Tax confirmation) for a period of 90 days from the date that Lender became aware that it could not give the confirmation referred to in paragraph (a) of Clause 12.5 (Tax confirmation); or
(c)the confirmation provided by that Lender under paragraph (a) of Clause 12.5 (Tax confirmation) is incorrect when made.
12.5.Tax confirmation
(a)Each Lender (other than a Lender with its Facility Office situated in the Republic) confirms to each Obligor that on the date of this Agreement (or if it only subsequently becomes a Party to this Agreement, on that date) under the terms of a double taxation treaty between the jurisdiction in which that Lender is resident and the Republic payments due to it under the Finance Documents may be made without deduction or withholding on account of any Tax imposed or levied by the Republic (or any political subdivision or taxing authority of the Republic) under the laws of the Republic, as interpreted and applied at that time.
(b)If a Lender becomes aware that it could not, on any particular day, give the confirmation referred to in paragraph (a) of this Clause 12.5, it shall promptly but in any event within 90 days, notify such to that Obligor (through the Facility Agent).

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(c)Each Lender shall, as soon as reasonably practicable upon an Obligor’s request, provide that Obligor with its tax residence certificate.
12.6.Stamp taxes
The Company must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.
12.7.Value added taxes
(a)Any amount (including costs, fees and expenses) payable under a Finance Document by an Obligor is exclusive of any value added tax or similar tax that might be chargeable in connection with that amount. If any such value added tax or similar tax is chargeable, that Obligor must pay (in addition to and at the same time as it pays that amount) an amount equal to the amount of that value added tax or similar tax.
(b)The obligation of an Obligor under paragraph (a) of this Clause 12.7 will be reduced to the extent that the Finance Party is entitled to repayment or a credit in respect of the relevant value added tax or similar tax.
12.8.FATCA Deduction
(a)Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Obligors, the Facility Agent and the other Finance Parties.
13.INCREASED COSTS
13.1.Increased Costs
(a)Except as hereinafter provided in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or its Holding Company as a result of:
(i)the introduction of, or any change in, or any change in the interpretation, or application of, any law or regulation;
(ii)compliance with any law or regulation made after the date of this Agreement; or
(iii)the implementation or application of or compliance with Basel III or CRR/CRD IV or any other law or regulation which implements Basel III or CRR/CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Holding Companies).
Each Finance Party agrees to notify the Company promptly upon becoming aware that this Clause 13.1 applies.

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(b)In this Agreement:
Basel III means:
(i)the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee in December 2010, each as amended, supplemented or restated;
(ii)the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee in November 2011, as amended, supplemented or restated; and
(iii)any further guidance or standards published by the Basel Committee relating to Basel III.
Basel Committee means the Basel Committee on Banking Supervision.
CRR/CRD IV means:
(i)Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and
(ii)Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.
13.2.Exceptions
The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:
(a)compensated for under another Clause or would have been but for an exception to that Clause;
(b)a tax on the overall net income of a Finance Party or its Holding Company;
(c)attributable to a FATCA Deduction required to be made by a Party;
(d)attributable to a Finance Party or its Holding Company wilfully failing to comply with any law or regulation; or
(e)attributable to the failure of the relevant Finance Party or its Holding Company to notify the Company of that increased cost within 45 days of becoming aware of it.
13.3.Claims
(a)A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Company.

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(b)Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost.
14.MITIGATION
14.1.Mitigation
If circumstances arise that would, or would on the giving of notice, result in:
(a)any additional amounts becoming payable under Clause 12 (Taxes); or
(b)any amount becoming payable under Clause 13 (Increased Costs); or
(c)any prepayment or cancellation under Clause 8.1 (Mandatory prepayment - illegality); or
(d)a Finance Party incurring any cost of complying with the minimum reserve requirements of its supervising and regulating entity, then, without limiting the obligations of each Obligor under this Agreement and without prejudice to the terms of Clauses 12 (Taxes), 13 (Increased Costs) and 8.1 (Mandatory prepayment - illegality), the relevant Lender shall, in consultation with the relevant Obligor, take such reasonable steps as may be open to it to mitigate or remove the relevant circumstance, including changing its Facility Office to one in another jurisdiction or the transfer of its rights and obligations under this Agreement to another person, unless to do so might (in the reasonable opinion of the Lender) be materially prejudicial to it.
15.PAYMENTS
15.1.Place
Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:
(a)in the principal financial centre of the country of the relevant currency; or
(b)in the case of euro, in the principal financial centre of such Participating Member State or London, as specified by the Facility Agent, as it in each case may notify to that Party for this purpose by not less than ten Business Days’ prior notice.
15.2.Funds
Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may acting reasonably specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.
15.3.Distribution
(a)Each payment received by the Facility Agent under the Finance Documents for another Party must, except as hereinafter provided, be made available by the Facility Agent to that

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Party by payment (as soon as practicable after receipt) to its account with such office or bank:
(i)in the principal financial centre of the country of the relevant currency; or
(ii)in the case of euro, in the principal financial centre of a Participating Member State or London, as it may notify to the Facility Agent for this purpose by not less than ten Business Days’ prior notice.
(b)The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from an Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.
(c)Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. The Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.
15.4.Currency
(a)Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause 15.4.
(b)Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated pursuant to this Agreement.
(c)A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated pursuant to this Agreement on its due date.
(d)Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.
(e)Each other amount payable under the Finance Documents is payable in euros.
15.5.No set-off or counterclaim
All payments made by the Company under the Finance Documents must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.
15.6.Business Days
(a)If a payment under the Finance Documents is due on a day that is not a Business Day, the due date for that payment will instead be the next Business Day.

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(b)During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.
15.7.Impaired Agent
(a)If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 15.2 (Funds) may instead either:
(i)pay that amount direct to the required recipient(s); or
(ii)if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of "Acceptable Bank" and in relation to which no Agency Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties).
In each case such payments must be made on the due date for payment under the Finance Documents.
(b)All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.
(c)A Party which has made a payment in accordance with this Clause 15.7 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.
(d)Promptly upon the appointment of a successor Facility Agent in accordance with Clause 23.18 (Resignation of the Facility Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 15.3 (Distribution).
(e)A Paying Party shall, promptly upon request by a Recipient Party and to the extent that it has:
(i)not given an instruction pursuant to paragraph (d) above; and
(ii)been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.
15.8.Partial payments
(a)If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Facility Agent must apply

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that payment towards the obligations of the Company under the Finance Documents in the following order:
(i)first, in or towards payment pro rata of any unpaid amount owing to the Administrative Parties under the Finance Documents;
(ii)secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;
(iii)thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and
(iv)fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)The Facility Agent must, if so directed by all the Lenders, vary the order set out in sub-paragraphs (a)(ii) to (a)(iv) of this Clause 15.8.
(c)This Clause 15.8 will override any appropriation made by the Company.
15.9.Bankruptcy proceeds in respect of a Qualified Related-Party Receivable
(a)If the Facility Agent receives any proceeds from a bankruptcy trustee of the relevant bankrupt person (úpadca) (including an Obligor) which proceeds shall be applied towards discharge of the Obligors’ obligations under the Finance Documents, the Facility Agent shall not be obliged to pay the Pro Rata Share in such proceeds to a Lender which is a creditor of a Qualified Related-Party Receivable (such Lender in this Clause as the qualified impaired Lender and such unpaid Pro Rata Share in this Clause as the qualified Pro Rata Share), to the extent to which such proceeds were not received by the Facility Agent towards full or partial repayment of the relevant Qualified Related-Party Receivable owed to the qualified impaired Lender.
(b)The qualified Pro Rata Share received by the Facility Agent and not paid to the qualified impaired Lender pursuant to paragraph (a) of this Clause 15.9 shall be distributed among other Lenders (other than the qualified impaired Lender) according to their Pro Rata Shares, provided that when calculating such Pro Rata Shares, the qualified impaired Lender’s participation in the outstanding Loans or the undrawn Commitments shall be disregarded.
15.10.Timing of payments
If a Finance Document does not provide for when a particular payment is due, that payment will be due 30 days after receipt by the Company of a claim (accompanied by, if available, separate invoices) signed on behalf of the relevant Finance Party specifying the amount due, the provision of the Finance Document under which the Company’s liability to pay arises and setting out in reasonable detail a calculation of the amount due.
15.11.Disruption to Payment Systems etc.
If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:
(a)the Facility Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or

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administration of the Facility as the Facility Agent may deem necessary in the circumstances;
(b)the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) of this Clause 15.11 if, in its opinion (acting reasonably), it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) of this Clause 15.11 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(d)any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 28 (Amendments and waivers);
(e)the Facility Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 15.11; and
(f)the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) of this Clause 15.11.
16.GUARANTEE AND INDEMNITY
16.1.Guarantee and indemnity
The Guarantor irrevocably and unconditionally jointly and severally:
(a)guarantees to each Finance Party punctual performance by the Company of all the Company’s obligations under the Finance Documents;
(b)undertakes with each Finance Party that whenever the Company does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
(c)agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Company not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 16 if the amount claimed had been recoverable on the basis of a guarantee.
16.2.Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

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16.3.Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 16 will continue or be reinstated as if the discharge, release or arrangement had not occurred.
16.4.Waiver of defences
The obligations of the Guarantor under this Clause 16 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 16 (without limitation and whether or not known to it or any Finance Party) including:
(a)any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)any insolvency or similar proceedings.
16.5.Immediate recourse
The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 16. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
16.6.Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

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(a)refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and
(b)hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 16.
16.7.Deferral of Guarantors’ rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 16:
(a)to be indemnified by an Obligor;
(b)to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;
(c)to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
(d)to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 16.1 (Guarantee and indemnity);
(e)to exercise any right of set-off against any Obligor; and/or
(f)to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 15 (Payments).
16.8.Additional Security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
17.LEVERAGE CONDITION
17.1.Release in respect of Leverage Condition
(a)In this Clause 17.1:

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Leverage Condition means, in respect of any Measurement Period, the ratio of Net Debt to EBITDA has been equal to or less than 3.50:1 for the immediately preceding Measurement Period.
(b)If:
(i)the Company has delivered a request to the Facility Agent to release all or part of the Transaction Security (the Release Request);
(ii)no Event of Default is continuing at the date of the Release Request or on the date the release is expressed to become effective; and
(iii)the Release Request is made during a Measurement Period ending after 30 June 2021 and in respect of which the Leverage Condition is satisfied, the Facility Agent shall confirm satisfaction of such conditions to the Security Agent, in accordance with clause 10 (Release of Security on satisfaction of Leverage Condition) of the Intercreditor Agreement.
(c)Following any Measurement Period in respect of which the Leverage Condition has been satisfied and provided the Company is in compliance with its obligations to deliver a Compliance Certificate in accordance with Clause 19.3 (Compliance Certificate), the Facility Agent is not entitled to give instructions to the Security Agent to enforce the Transaction Security.
18.REPRESENTATIONS AND WARRANTIES
18.1.Representations and warranties
Each Obligor, or where so stated, the relevant Obligor, makes the representations and warranties set out in this Clause 18 to each Finance Party.
18.2.Status
(a)It is a limited liability company duly organised and validly existing under the laws of the Republic.
(b)It has the power to own its property and Assets.
(c)It has power to carry on its business as it is now being conducted.
18.3.Powers and authority
It has the power to enter into and perform, and has taken all necessary action to authorise, the execution, delivery and performance of the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents and no limit on its powers will be exceeded as a result of the granting of the Transaction Security.
18.4.Legal validity
(a)Each Finance Document to which it is a party:
(i)constitutes, or when executed will constitute, its legal, valid and binding obligation enforceable in accordance with its terms; and

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(ii)is in proper form for its enforcement in the Republic if accompanied by a certified Slovak translation, save that enforcement of its obligations under the Finance Documents may be affected by insolvency, bankruptcy and similar laws affecting the rights of creditors generally.
(b)Subject to the Legal Reservations, each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.
18.5.Non-conflict
(a)The execution, delivery and performance of the Finance Documents to which it is or will be a party by it and the granting of the Transaction Security will not:
(i)violate in any respect any provision of:
(A)any applicable law or regulation of the Republic or any order of any governmental, judicial or public body or authority in the Republic binding on it; or
(B)the laws and documents incorporating and constituting it; or
(C)any mortgage, agreement or other financial undertaking or instrument to which it is a party to or which is binding upon it or any Assets of it; or
(ii)to the best of its knowledge result in the creation or imposition of any Security Interest on any Assets of it pursuant to the provisions of any mortgage, agreement or other undertaking or instrument to which it is a party or which is binding upon it.
(b)The Guarantor represents that it has received fair consideration (primerané protiplnenie) for the purposes of Section 67j of the Slovak Commercial Code in respect of the guarantee and indemnity given by it under this Agreement.
18.6.No default
The Company represents that no Default is continuing.
18.7.Authorisations
The Company represents that all authorisations and other requirements of governmental, judicial and public bodies and authorities required by any member of the Group or advisable:
(a)in connection with the execution, delivery, performance, validity and enforceability of the Finance Documents; or
(b)to make the Finance Documents to which it is a party admissible in evidence in the Republic, have been obtained or effected and are in full force and effect, except for, in each case relating to the Transaction Security, any authorisation referred to in Clause 18.12 (No filing or stamp taxes), which authorisations will be obtained or effected in accordance with the terms of the relevant Transaction Security Document.

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18.8.Litigation
The Company represents that, except to the extent as disclosed in writing to the Facility Agent:
(a)there is no litigation, arbitration or administrative proceedings relating to any member of the Group that is material to it, the same are not current or pending or, to the knowledge of it, threatened; and
(b)no litigation, arbitration or administrative proceedings are current or pending or, to the knowledge of it, threatened, which would reasonably be expected to have a material adverse effect on the ability of the Obligors taken together to perform their obligations under the Finance Documents, the validity or enforceability of, or the effectiveness or ranking of any Transaction Security or the rights or remedies of any Finance Party under any of the Finance Documents.
18.9.Title
The Company represents that, except to the extent disclosed in writing to the Facility Agent, it has and the Guarantor has, valid leases or good and marketable title to all its material Fixed Assets which are reflected in the most recent audited consolidated financial statements of the Group delivered to the Facility Agent under Clause 18.18 (Financial statements), subject to any disposal permitted under Clause 21.7 (Disposals) and to no Security Interest securing Financial Indebtedness over such Fixed Assets, except any Permitted Security Interest.
18.10.Borrowing and guarantee limits
(a)The Company represents that the borrowing of the full amount available under this Agreement will not cause any limit on its borrowing or other powers or on the exercise of such powers by its executives whether imposed by its articles of association or similar document or by statute, regulation, or agreement, to be exceeded.
(b)The Guarantor represents that the guaranteeing of all amounts guaranteed by it under this Agreement will not cause any limit on its guaranteeing or other powers or on the exercise of such powers by its executives whether imposed by its articles of association or similar document or by statute, regulation, or agreement, to be exceeded.
18.11.Taxes on payments
All amounts payable by it under the Finance Documents may be made without any Tax Deduction.
18.12.No filing or stamp taxes
The Company represents that under the laws of the Republic it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except for registration of the Transaction Security in accordance with the terms of the relevant Transaction Security Document and Slovak law and the related fees, which registrations and fees will be made and paid promptly after the date of the relevant Transaction Security Document.

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18.13.Immunity
Subject to any general provisions of law with respect to immunity of certain assets from attachment and from execution, referred to in any legal opinion required under this Agreement, it is not entitled to claim immunity from suit, attachment, enforcement or other legal process in the Republic.
18.14.Governing law and enforcement
(a)The Company represents that subject to the Legal Reservations, the choice of English law as the governing law of the Finance Documents will be recognised and enforced in the Republic.
(b)The Company represents that subject to the Legal Reservations, any judgment obtained in England in relation to a Finance Document will be recognised and enforced in the Republic.
18.15.Solvency
(a)It is not insolvent (v úpadku); and
(b)it has not taken any action nor, so far as it is aware have any steps been taken or legal proceedings been started or threatened against it for winding-up, dissolution, reorganisation, or bankruptcy the enforcement of any encumbrance over its assets or for the appointment of a receiver, administrative receiver or administrator, trustee or similar officer of it or of any or all of its assets or revenues.
18.16.Information
(a)The Company represents that all factual information provided in writing by an officer of any member of the Group, U. S. Steel or any Subsidiary of U. S. Steel to the Finance Parties in connection with the Finance Documents was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given by that person.
(b)The Company represents that nothing was omitted from the information referred to in paragraph (a) of this Clause 18.16 that, if disclosed, would make that information untrue or misleading in any material respect.
(c)The Company represents that nothing has occurred since the date of the information referred to in paragraph (a) of this Clause 18.16 that, if disclosed, would make that information untrue or mislead in any material respect.
18.17.No notarial deed
The Company represents that no member of the Group has created any notarial deed (as referred to in section 45(2) of the Slovak Act No. 233/1995 Coll. as amended or section 274(e) of the Slovak Act No. 99/1963 Coll., in its wording up to 31 August 2005 respectively) in relation to any Financial Indebtedness.
18.18.Financial statements
The Company represents that the financial statements most recently delivered to the Facility Agent (which, at the date of this Agreement, are the audited consolidated financial statements of the Company for the year ended 31 December 2017 and the unaudited unconsolidated balance sheets and income statements of the Guarantor for the year ended 31 December 2017):

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(a)have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and
(b)fairly present their consolidated financial condition as at the date to which they were drawn up, except, in each case, as disclosed to the contrary in those financial statements.
18.19.Slovak Banking Act
(a)It represents that it is not a person having any special relationship (osobitný vzťah) as defined in the Slovak Banking Act, to any Slovak Finance Party.
(b)When making any payment under or in connection with any Finance Document, it will use solely the funds owned by it.
(c)It is entering into each Finance Document as a principal and not as agent and, in its own name on its own account.
18.20.Slovak Public Sector Partners Act
It is duly registered as a public sector partner (partner verejného sektora) in the register of public sector partners (register partnerov verejného sektora) in accordance with the Slovak Public Sector Partners Act.
18.21.ERISA
The Company represents that:
(a)each Plan of it and of each ERISA Affiliate of it complies in all material respects with all applicable requirements of law and regulation;
(b)no Reportable Event has occurred with respect to any Plan, and no steps have been taken to terminate any Plan; and
(c)neither it nor any of its ERISA Affiliates has had a complete or partial withdrawal from any Multiemployer Plan (as defined by ERISA) or initiated any steps to do so.
18.22.Margin Regulations
The Company represents that neither it nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
18.23.Centre of Main Interests
Its Centre of Main Interests is situated in its jurisdiction of incorporation and it has no Establishment in any other jurisdiction.
18.24.Material adverse change
The Company represents that since 31 December 2017, there has not been any material adverse change in its or in the Guarantor’s business, Assets, regulation or financial condition that would reasonably be expected to have a material adverse effect on the ability of the Obligors taken as a

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whole to perform their obligations under the Finance Documents, the validity or enforceability of, or the effectiveness or ranking of any Transaction Security or the rights or remedies of any Finance Party under any of the Finance Documents.
18.25.Anti-Corruption Laws and Sanctions
(a)The Company represents that it has implemented and maintains in effect policies and procedures designed to ensure compliance by it, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions.
(b) The Company represents that it, its Subsidiaries and their respective officers and employees and to the knowledge of it its directors and agents, are in compliance with applicable Anti-Corruption Laws and Sanctions in all material respects.
(c)The Company represents that none of:
(i)it, any Subsidiary or to the knowledge of it or such Subsidiary any of their respective directors, officers or employees; or
(ii)to the knowledge of it, its agents or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
(d)The Company represents that no Loan, use of proceeds or other transaction contemplated by the Finance Documents will violate any Anti-Corruption Law or Sanctions applicable to it or its Subsidiaries.
(e)In relation to each Lender that notifies the Facility Agent to this effect (each a Restricted Lender), this Clause 18.25 shall only apply for the benefit of that Restricted Lender to the extent that it would not result in any violation of, conflict with or liability under section 7 of the German Foreign Trade Regulation (Aussenwirtschaftsverordnung), Council Regulation (EC) No 2271/96 of 22 November 1996 or any similar applicable anti-boycott law or regulation.
18.26.Ranking
The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security Interest.
18.27.Legal and beneficial ownership
The Company is the sole legal and beneficial owner of the respective assets over which it purports to grant Transaction Security free from any claims, third party rights or competing interests.
18.28.Trade Receivables
The Common Currency Amount (as defined in the Intercreditor Agreement) of all Trade Receivables governed by a law other than the law of Slovakia and not otherwise subject to Transaction Security is not more than 50% of the aggregate Common Currency Amount (as defined in the Intercreditor Agreement) of all Trade Receivables at that time.

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18.29.Times for making representations and warranties
(a)It makes the representations and warranties set out in this Clause on the date of this Agreement.
(b)Unless a representation and warranty made by it is expressed to be given at a specific date, each representation and warranty made by it is deemed to be repeated by it on the date of each Request, each Additional Commitment Request Notification, each Additional Commitment Request and the first day of each Term, except that the representations and warranties in:
(i)Clauses 18.5(a)(i)(C) and (ii) (Non-conflict), 18.7 (Authorisations) 18.8(a) (Litigation), 18.11 (Taxes on payments), 18.12 (No filing or stamp taxes), 18.15 (Insolvency), 18.21 (ERISA), paragraphs (a), (b), (d) and (e) of Clause 18.25 (Anti-Corruption Laws and Sanctions) shall not be repeated by it; and
(ii)Clause 18.28 (Trade Receivables) shall be deemed to only be repeated by it on the date of each one Month anniversary of the First Effective Date up to and including the anniversary falling six Months after the First Effective Date.
(c)When the representation and warranty in Clause 18.6 (No default) is repeated on a Request for a Rollover Loan or the first day of a Term for a Loan (other than the first Term for that Loan), the reference to a Default will be construed as a reference to an Event of Default.
(d)When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.
19.INFORMATION COVENANTS
19.1.Duration
The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under any Finance Document.
19.2.Financial Information
The Company shall furnish to the Facility Agent:
(a)the annual audited consolidated financial statements of the Company including the report of independent auditors and accompanying notes for each of its financial years as soon as practicable (and in any event within 180 days after the end of each of its financial years), such financial statements:
(i)to be prepared in accordance with the IFRS consistently applied;
(ii)to be audited by an internationally recognised firm of accountants;
(iii)to give a true and fair view of the financial condition of the Company and the result of its operations for the period ended on the date to which such financial statements were prepared; and
(iv)signed by the chief financial officer (or equivalent), or by two senior officers of the Company;

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(b)the annual audited unconsolidated financial statements of the Guarantor, prepared for each of its financial years as soon as practicable (and in any event within 180 days after the end of each of its financial years), such financial statements:
(i)to be prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied;
(ii)to be audited by an internationally recognised firm of accountants;
(iii)to give a true and fair view of the financial condition of the Guarantor and the result of its operations for the period ended on the date to which such financial statements were prepared; and
(iv)signed by the chief financial officer (or equivalent), or by two senior officers of the Guarantor;
(c)the annual unaudited consolidated balance sheet and profit and loss statements of the Group to be prepared in accordance with USGAAP consistently applied, annually, i.e. for each of its financial years as soon as practicable (and in any event within 120 days after the end of each of its financial years) certified by the chief financial officer (or equivalent) of the Company;
(d)the semi-annual unaudited consolidated balance sheet, profit and loss statement and cash flow statement of the Group to be prepared in accordance with USGAAP, as soon as practicable (and in any event within 45 days after the end of each half of its financial years);
(e)the quarterly unaudited consolidated balance sheet and cash flow statement of the Group to be prepared in accordance with USGAAP consistently applied for the first three quarters (i.e. each of the quarterly periods ending on 31 March, 30 June, and 30 September each year) of each financial year, whereas, for the avoidance of doubt:
(i)balance sheet and cash flow statement submitted for the quarter ending on 31 March shall contain financial data for the period starting on 1 January of the given financial year and ending on 31 March of the given financial year;
(ii)balance sheet and cash flow statement submitted for the quarter ending on 30 June shall contain financial data for the period starting on 1 January of the given financial year and ending on 30 June of the given financial year; and
(iii)balance sheet and cash flow statement submitted for the quarter ending on 30 September shall contain financial data for the period starting on 1 January of the given financial year and ending on 30 September of the given financial year, as soon as practicable (and in any event within 60 days after the end of the relevant quarter) certified by the chief financial officer (or equivalent) of the Company;
(f)the unaudited consolidated profit and loss statement of the Group to be prepared in accordance with USGAAP consistently applied for each of 12-month periods ending on 31 March, 30 June, and 30 September each year, whereas, for the avoidance of doubt:
(i)profit and loss statement submitted for the rolling 12 months period ending on 31 March shall contain financial data for the period starting on 1 April of the previous financial year and ending on 31 March of the given financial year;

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(ii)profit and loss statement submitted for the rolling 12 months period ending on 30 June shall contain financial data for the period starting on 1 July of the previous financial year and ending on 30 June of the given financial year; and
(iii)profit and loss statement submitted for the rolling 12 months period ending on 30 September shall contain financial data for the period starting on 1 October of the previous financial year and ending on 30 September of the given financial year, as soon as practicable (and in any event within 60 days after the end of the relevant period) certified by the chief financial officer (or equivalent) of the Company;
(g)together with the financial statements referred to in paragraph (a) of this Clause 19.2, a certificate of the Company signed by the chief financial officer (or equivalent) of the Company certifying that no Event of Default has occurred (or, if it has, specifying it and the steps being taken to remedy it); and
(h)as soon as practicable (and in any event within 60 days after the end of the relevant quarter), a certificate of the Company signed by the chief financial officer (or equivalent) of the Company listing the following information, unless already included in the financial statements furnished under paragraph (a) or (e) of this Clause 19.2 or otherwise available to the Finance Parties:
(i)the average production capacity (in percentage) which the Company used in the quarter for which such certificate is furnished to the Facility Agent; and
(ii)the average selling prices of steel which the Company realised in the quarter for which such certificate is furnished to the Facility Agent;
the identity of all its Subsidiaries:
(A)whose total assets in aggregate together with total assets of any other Subsidiaries (being the total of fixed assets and current assets) (consolidated in the case of a Subsidiary which itself has one or more Subsidiaries) represent not less than 7.5 per cent, of the Company’s total consolidated fixed assets: and/or
(B)whose gross revenues together with gross revenues of any other Subsidiaries (being gross revenues less internal revenues (excluding exceptionals), before operating expenses and depreciation) (consolidated in the case of a Subsidiary which itself has one or more Subsidiaries) represent not less than 7.5 per cent, of the consolidated gross revenues of the Group (being gross revenues (excluding exceptionals) before operating expenses and depreciation on a consolidated basis as shown in the Latest Accounts).
19.3.Compliance Certificate
(a)The Company must supply to the Facility Agent a duly completed Compliance Certificate with each set of semi-annual unaudited consolidated financial statements of the Group for the periods ending on 30 June and 31 December each year delivered to the Facility Agent under paragraph (d) of Clause 19.2 (Financial Information). For the avoidance of doubt, the obligation to supply the duly completed Compliance Certificate applies irrespective of whether a Loan is then outstanding.
(b)A Compliance Certificate must be signed by the chief financial officer (or equivalent) of the Company.

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19.4.Information - miscellaneous
(a)The Company shall furnish to the Facility Agent from time to time with reasonable promptness, such further information regarding the business and financial condition of each Obligor as the Facility Agent may reasonably request.
(b)Each Obligor shall promptly notify the Facility Agent of any material business or financial event, including any litigation, arbitration, administrative or other proceedings being commenced, which would reasonably be expected to adversely affect its ability to perform its obligations under the Finance Documents, the validity or enforceability of, or the effectiveness or ranking of any Transaction Security or the rights or remedies of any Finance Party under any of the Finance Documents.
(c)Each Obligor shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests) promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against it, which would reasonably be expected to materially adversely affect its ability to perform its obligations under the Finance Documents, the validity or enforceability of, or the effectiveness or ranking of any Transaction Security or the rights or remedies of any Finance Party under any of the Finance Documents.
(d)Subject to paragraph (e) of this Clause 19.4, each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence that is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.
(e)Each Obligor is only required to supply any information under paragraph (d) of this Clause 19.4, if the necessary information is not already available to the relevant Finance Party and the requirement arises as a result of:
(i)the introduction of any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)any change in the status of the Obligor (or of a Holding Company of the Obligor) or any change in the composition of shareholders of the Obligor after the date of this Agreement; or
(iii)a proposed assignment or transfer by the Lender of any of its rights and/or obligations under this Agreement to a person that is not a Lender before that assignment or transfer.
(f)Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence that is reasonably required by the Facility Agent to carry out and be satisfied with the results of all know your customer requirements.

(g)The Company shall make its appropriate executives and employees available for a conference call with the Finance Parties. Such call (except following any Measurement Period in respect of which the Leverage Condition has been satisfied) shall be held after the end of each quarter ending on 31 March, 30 June, 30 September, and 31 December each

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year, as promptly as practicable but no later than the date falling 15 days after each of the following conditions is satisfied:
(i)U. S. Steel issues its report on Form 10-Q for each such quarter or Form 10-K for each such year; and
(ii)the financial information required to be delivered under paragraph (d) of Clause 19.2 (Financial Information) is delivered.
This conference call shall be preceded by the sending of an information deck in regard to the topic to be presented on the call and shall address the financial performance of the Company for the quarter most recently ended and include information regarding sales, capacity utilization, average realized price, operating income, depreciation, interest expense, operating cash flow, capex, cash balances inventory, EBITDA, liquidity (cash, available committed lines), gross debt in respect of loan agreements and receivables.
19.5.Access
The Company shall ensure that, if the Facility Agent reasonably suspects an Event of Default is continuing or may occur, permit the Facility Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Facility Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk (subject to such persons complying with mandatory safety rules) and cost of the Company to the premises, assets, books, accounts and records of each member of the Group, for the purposes of determining the location of the Inventory subject to the Transaction Security.
19.6.Notification of Default
Each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).
19.7.Slovak banking regulations
(a)Subject to paragraph (b) of this Clause 19.7, in case of any change to:
(i)the amount of an Obligor’s registered capital; or
(ii)the participation interest(s) in an Obligor; or
(iii)the voting rights attached to any and all participation interest(s) in an Obligor, that Obligor must supply to the Facility Agent a list of its participants reflecting the situation after such change, promptly after the effectiveness of such change but in each case no later than within five Business Days after the effectiveness of such change.
(b)An Obligor is not obliged to supply the list of participants under paragraph (a) of this Clause 19.7 if any such change concerns a participant (spoločník) holding:
(i)a participation interest not exceeding 10 per cent. of the registered capital of that Obligor; or
(ii)voting rights not exceeding 10 per cent. of all voting rights in that Obligor.

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(c)For the purposes of this Clause, a list of participants means a list of persons (whether individuals or legal entities) holding:
(i)a participation interest exceeding 10 per cent. of the registered capital of an Obligor; or
(ii)voting rights exceeding 10 per cent. of all voting rights in an Obligor, containing:
(A)in case of individuals, the name, family name, business name, identification number or birth certificate number, permanent address or place of business (if different from the permanent address) of that participant; and
(B)in case of legal entities, the business name, the legal form, identification number and the registered seat of that participant.
19.8.FATCA Information
(a)Subject to paragraph (c) of this Clause 19.8, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)confirm to that other Party whether it is:
(A)a FATCA Exempt Party; or
(B)not a FATCA Exempt Party; and
(ii)supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and
(iii)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.
(b)If a Party confirms to another Party pursuant to paragraph (a)(i) of this Clause 19.8 that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)Neither paragraph (a) nor paragraph (b) of this Clause 19.8 shall oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:
(i)any law or regulation;
(ii)any fiduciary duty; or
(iii)any duty of confidentiality.
(d)If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) of this Clause 19.8 (including, for the avoidance of doubt, where paragraph (c) of this Clause 19.8 applies), then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party until such

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time as the Party in question provides the requested confirmation, forms, documentation or other information.
20.FINANCIAL COVENANTS
20.1.Definitions
In this Agreement:
Cash and Cash Equivalents means, at any time:
(a)cash in hand or on deposit with any acceptable bank;
(b)certificates of deposit, maturing within 30 days after the relevant date of calculation, issued by an acceptable bank;
(c)any investment in marketable obligations issued or guaranteed by the government of an agreed country or by an instrumentality or agency of those governments having an equivalent credit rating which:
(i)matures within 30 days after the date of the relevant calculation; and
(ii)is not convertible to any other security;
(d)open market commercial paper not convertible to any other security:
(i)for which a recognised trading market exists;
(ii)issued in an agreed country;
(iii)which matures within 30 days after the relevant date of calculation; and
(iv)which has a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;
(e)investments accessible within 30 days in money market funds which:
(i)have a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody’s; and
(ii)invest substantially all their assets in securities of the types described in paragraphs (b) to (d); or
(f)any other debt, security or investment approved by the Majority Lenders, in each case, to which any member of the Group is beneficially entitled at that time and which is capable of being applied against Financial Indebtedness of the Group. For this purpose an acceptable bank is a commercial bank or trust company which has a rating of A or higher by S&P or Fitch or A2 or higher by Moody’s or a comparable rating from a nationally recognised credit rating agency for its long-term unsecured and non-credit enhanced debt obligations or has been approved by the Majority Lenders; and

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an agreed country is the United States of America or any member state of the European Economic Area which has a rating of A or higher by S&P or Fitch or A2 or higher by Moody’s for its long-term unsecured and non-credit enhanced debt obligations.
EBITDA means, in relation to a Measurement Period, operating profit of the Group before taxation after (a) adding back any losses or expenses from any unusual, extraordinary or otherwise non-recurring items, (b) adding back any amount attributable to the depreciation or amortization of the Assets of the Group for that Measurement Period and (c) excluding income or gains from any unusual, extraordinary or otherwise non-recurring items.
Measurement Date means 30 June and 31 December each year, with the first Measurement Date being 31 December 2018.
Measurement Period means a period of 12 consecutive calendar months ending on a Measurement Date.
Net Debt means at any time the Financial Indebtedness of the Group (excluding any Short-term Derivative Transactions and Subordinated Intercompany Indebtedness) less the aggregate amount of Cash and Cash Equivalents at that time.
Short-term Derivative Transactions means interest rate or currency swaps, forward foreign exchange transactions, financial or commodity futures transactions, commodity swaps or other derivative transactions concluded for a tenor of 18 months or less related to operations and transactions in the normal course of business of the relevant member of the Group.
Subordinated Intercompany Indebtedness means Financial Indebtedness owed by the Company to any of its Affiliates which is subject to subordination undertaking for the benefit of the Finance Parties in the form and substance acceptable to Majority Lenders.
Total Assets means, as at any Measurement Date, the aggregate (without duplication) of the total assets of the Group as reported in the financial statements delivered by the Company to the Facility Agent under paragraph (d) of Clause 19.2 (Financial Information) in respect of the Measurement Period ending on that Measurement Date.
Total Stockholders’ Equity means, as at any Measurement Date, the amount of total stockholders equity attributable to the Group and minority interests as reported in the financial statements delivered by the Company to the Facility Agent under paragraph (d) of Clause 19.2 (Financial Information) in respect of the Measurement Period ending on that Measurement Date.
20.2.Interpretation
(a)Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with USGAAP.
(b)Any amount in a currency other than euro is to be taken into account at its euro equivalent calculated on the basis of:
(i)the European Central Bank rate of exchange for the purchase of the relevant currency in the London foreign exchange market with euros as of 3 p.m. on the day the relevant amount falls to be calculated; or
(ii)if the amount is to be calculated on the last day of a financial period of the Company, the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.

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(c)No item may be credited or deducted more than once in any calculation under this Clause.
20.3.Leverage
(a)Subject to paragraph (b) below and Clause 20.5 (Exceeded Leverage Period), the Company must ensure that the Net Debt to EBITDA ratio does not, in respect of each Measurement Period specified in column 1 below exceed the ratio set out in column 2 below opposite that Measurement Period:

Column1 (Relevant Period)	Column 2 (Ratio)
Measurement Period ending on 30 June 2021	6.50:1
Each Measurement Period ending after 30 June 2021	3.50:1
(b)If the Leverage Condition is satisfied, the Company must ensure that, subject to Clause 20.5 (Exceeded Leverage Period), the Net Debt to EBITDA ratio does not, in respect of each Measurement Period exceed the ratio of 3.50:1.
20.4.Gearing
The Company must ensure that the aggregate amount of (a) Subordinated Intercompany Indebtedness and (b) its Total Stockholders’ Equity is not lower than 40 per cent. of its Total Assets on any Measurement Date.
20.5.Exceeded Leverage Period
(a)In respect of each Measurement Period ending after 30 June 2021, no Event of Default shall occur in respect of non-compliance with Clause 20.3 (Leverage) if on any Measurement Date Net Debt exceeds 3.5 times EBITDA for the Measurement Period ending on that Measurement Date but does not on that Measurement Date exceed 4 times EBITDA for that Measurement Period (an Exceeded Leverage Period), provided such event occurs no more than three times during the term of this Agreement and only in respect of no more than three consecutive Measurement Dates.
(b)During the Exceeded Leverage Period the Margin shall be increased by 0.10 per cent. per annum.
20.6.Testing
The financial covenants set out in Clauses 20.3 (Leverage) and 20.4 (Gearing) shall be tested by reference to each of the unaudited consolidated balance sheet, profit and loss statement and cash flow statements delivered pursuant to paragraph (d) of Clause 19.2 (Financial Information) and/or each Compliance Certificate delivered pursuant to Clause 19.3 (Compliance Certificate).
21.GENERAL COVENANTS
21.1.Authorisations
Each Obligor shall obtain and promptly renew from time to time all authorisations as may be required under any applicable law or regulation to enable it to perform its obligations under the Finance Documents, or required for the validity or enforceability of any Finance Document, shall comply with the terms of the same and will ensure the availability and transferability of sufficient foreign exchange to enable it to comply with its obligations under the Finance Documents.

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21.2.Compliance with laws
(a)Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.
(b)Without limiting the generality of paragraph (a) above, each Obligor shall, to the extent required by law or regulation including without limitation legal regulations, in particular the Slovak Public Sector Partners Act, ensure that it is at all times duly registered as a public sector partner (partner verejného sektora) in the register of public sector partners (register partnerov verejného sektora) in accordance with the Slovak Public Sector Partners Act.
21.3.Corporate existence
(a)Each Obligor shall maintain its corporate existence and its right to carry on its operations and will acquire, maintain and renew all rights, licences, concessions, contracts, powers, privileges, leases, lands, sanctions and franchises necessary or useful for the conduct of its operations except, in each case, where the failure to do so would not reasonably be expected to materially adversely affect that Obligor’s ability to perform its obligations under the Finance Documents, the validity or enforceability of, or the effectiveness or ranking of any Transaction Security or the rights or remedies of any Finance Party under any of the Finance Documents.
(b)No Obligor shall:
(i)change its name; or
(ii)change its financial year end from 31 December.
21.4.Insurance
The Company shall procure that, in respect of it and the Guarantor, it or U .S. Steel shall effect and maintain such insurance over and in respect of its Assets and business covering such risks and in such amounts as U. S. Steel maintains from time to time with respect to other (in respect of the Company) similar steel-making facilities and (in respect to the Guarantor) comparable facilities of Group members, as applicable, owned by U. S. Steel, subject to such deductibles and other forms of self-insurance as from time to time are generally applicable to such other (in respect of the Company) steel-making facilities and (in respect to the Guarantor) facilities of Group members, as applicable, provided such coverage is available to that Obligor on similar or better terms.
21.5.Pari passu
Each Obligor shall procure that its obligations under the Finance Documents do and will constitute its direct, unconditional, unsecured, unsubordinated and general obligations and do and will rank at least pari passu with all other present and future unsecured and unsubordinated Financial Indebtedness issued, created or assumed by it other than amounts which are afforded priority by applicable law.
21.6.Negative pledge
No Obligor shall create, assume or permit to exist any Security Interest over all or any of its Assets to secure Financial Indebtedness other than a Permitted Security Interest.

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21.7.Disposals
(a)Except as provided in paragraph (b) of this Clause 21.7, no Obligor shall, either in a single transaction or in a series of transactions, whether related or not and whether voluntary or involuntary, sell, transfer, grant or lease or otherwise dispose of (in each case whether conditionally or otherwise) any of its Fixed Assets, Inventory or Trade Receivables other than Permitted Disposals.
(b)Notwithstanding paragraph (a) of this Clause 21.7, throughout the life of the Facility, Fixed Assets having an aggregate book value not exceeding 10 per cent. of all Fixed Assets (as shown in or included for the purposes of the audited consolidated financial statements for the year ended 31 December 2017) may be disposed of where the disposal is on arm’s length commercial terms.
21.8.Mergers
No Obligor shall, without the prior written consent of the Facility Agent acting on the instructions of the Majority Lenders, enter into any merger or other arrangement of a similar nature other than a Permitted Merger.
21.9.Change of business
Except with the prior written consent of the Facility Agent acting on the instructions of the Majority Lenders, no Obligor shall make or threaten to make any substantial change in its business as conducted on the date of this Agreement.
21.10.Borrowing
(a)Subject to paragraph (b) of this Clause 21.10, no Obligor shall, and the Company shall procure that no member of the Group shall incur any Financial Indebtedness other than:
(i)Financial Indebtedness not exceeding €600,000,000 (or its equivalent) in aggregate (including amounts borrowed under the Finance Documents);
(ii)Financial Indebtedness upon terms approved by the Facility Agent acting on the instructions of the Majority Lenders;
(iii)currency and commodity hedging used only to mitigate the risks relating to fluctuations in currencies and commodity prices, provided each such hedging arrangement is entered into for a period no longer than 18 months;
(iv)for the avoidance of doubt, operating lease obligations;
(v)for the avoidance of doubt, trade payables and other contractual obligations to suppliers and customers in the ordinary course of trading;
(vi)debt subordinated to the Loans under a subordination agreement in form and substance satisfactory to the Facility Agent acting on the instructions of Majority Lenders;
(vii)in respect of Permitted Factoring Arrangements; and
(viii)any refinancing of any of the foregoing up to the same principal amount.

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(b)The obligation under paragraph (a) of this Clause 21.10 shall apply only until the Company delivers to the Facility Agent the first Compliance Certificate in accordance with Clause 19.3 (Compliance Certificate) which confirms that the Company complies with its obligations under Clause 20 (Financial covenants).
21.11.Environmental compliance
Except to the extent disclosed in writing to the Facility Agent, each Obligor shall comply with applicable Environmental Law except where failure to do so would not reasonably be expected to have a material adverse effect on the ability of that Obligor to perform its obligations under the Finance Documents, the validity or enforceability of, or the effectiveness or ranking of any Transaction Security or the rights or remedies of any Finance Party under any of the Finance Documents. For this purpose, Environmental Law means:
(a)all environmental authorisations applicable to that Obligor; and
(b)all other applicable environmental laws, rules and regulations concerning the protection of human health or the environment or the transportation of any substance capable of causing harm to man or any other living organism or the environment or public health or welfare, including hazardous, toxic, radioactive or dangerous waste.
21.12.No notarial deed
The Company shall not and the Company shall procure that no other member of the Group will, create any notarial deed (as referred to in section 45(2) of the Slovak Act No. 233/1995 Coll., as amended) in relation to any Financial Indebtedness.
21.13.No Margin Stock
No Obligor may:
(a)extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock; or
(b)use any Loan or allow any Loan to be used, directly or indirectly, to buy or carry Margin Stock or for any other purpose in violation of the Margin Regulations.
21.14.Centre of Main Interests
No Obligor may cause or allow its registered office or Centre of Main Interests to be in, or maintain an Establishment in, any jurisdiction other than its jurisdiction of incorporation.
21.15.Anti-Corruption Law
(a)The Company shall not (and the Company shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facilities for any purpose which would breach Anti-Corruption Law.
(b)The Company shall (and the Company shall ensure that each other member of the Group will):
(i)conduct its businesses in compliance in all material respects with applicable Anti-Corruption Laws and shall ensure it, each member of the Group and their respective officers and employees and their directors and agents are in compliance in all material respects with applicable Anti-Corruption Laws; and

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(ii)implement and maintain policies and procedures designed to promote and achieve compliance by it, each other member of the Group and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws.
21.16.Sanctions
(a)The Company may not and shall procure that no member of the Group shall:
(i)request any Loan, nor use, lend, contribute or otherwise make available any part of the proceeds of any Loan or other transaction contemplated by this Agreement, directly or indirectly:
(A)for the purpose of financing any trade, business or other activities involving, or for the benefit of, any Sanctioned Person;
(B)in any other manner that would reasonably be expected to result in any person being in breach of any Sanctions or becoming a Sanctioned Person; or
(C)in any other manner that would violate any Anti-Corruption Law or Sanctions applicable to the Company or any member of the Group;
(ii)fund all or part of any payment in connection with a Finance Document out of proceeds derived from business or transactions with a Sanctioned Person, or from any action which is in breach of any Sanctions; or
(iii)engage in any other activity, transaction or conduct that results in any person being in breach of any Sanctions or becoming a Sanctioned Person.
(b)In relation to each Restricted Lender, this Clause 21.16 shall only apply for the benefit of that Restricted Lender to the extent that it would not result in any violation of, conflict with or liability under section 7 of the German Foreign Trade Regulation (Aussenwirtschaftsverordnung), Council Regulation (EC) No 2271/96 of 22 November 1996 or any similar applicable anti-boycott law or regulation.
21.17.Intercompany Loan Repayment
The Company shall not repay any amounts due under the Intercompany Loan Agreement, except:
(a)for any payments of interest due in accordance with its terms; or
(b)where approved in writing by the Facility Agent (acting on the instructions of the Lenders).
21.18.Conditions subsequent
The Company shall procure that the Facility Agent receives all of the documents and other evidence listed in the table below in form and substance satisfactory to the Facility Agent no later than the date specified in that table opposite the relevant document or other evidence. The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

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	Documents and other evidence	Deadline date
1.	Evidence that the Company has outstanding Financial Indebtedness under the terms of the Intercompany Loan Agreement in an amount of no less than US$150,000,000.	No later than 31 December 2019.
2.	The Slovak Receivables Pledge.	The date falling 30 days after the First Effective Date
3.	The Slovak Inventory Pledge.	The date falling 30 days after the First Effective Date
4.
Confirmations and extracts (potvrdenia and úradné výpisy) from the Slovak central notarial registry of pledges evidencing that the Transaction Security under each of the Slovak Receivables Pledge and the Slovak Inventory Pledge has been duly registered and that there is no other Security Interest registered in relation to trade receivables or inventory subject to the Transaction Security in the Slovak central notarial registry of pledges.
The date falling 30 days after the First Effective Date
5.
The following legal opinions, each addressed to the Finance Parties:
(a)a legal opinion of a legal adviser to the Company in the Republic, substantially in the form of Schedule 7 (Form of Legal opinion of legal adviser to the Company in respect of Transaction Security); and
(b)a legal opinion of Allen & Overy Bratislava, s.r.o., legal advisers to Commerzbank Aktiengesellschaft as Mandated Lead Arranger in relation to the laws of the Republic, substantially in the form of the opinion issued as conditions precedent to the Credit Agreement.
The date falling 30 days after the First Effective Date
6.	Evidence that each of the Bilateral Loan Agreements has been amended (if necessary to give effect to the below requirements) to lengthen its final maturity to fall on a date no earlier than 30 June 2021.	The date falling 45 days after the First Effective Date.
22.DEFAULT
22.1.Events of Default
Each of the events set out in Clauses 22.2 (Non-payment) to 22.10 (Repudiation) (both inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of an Obligor or any other person).
22.2.Non-payment
An Obligor does not pay on the due date any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable and (if the failure to pay is caused solely by technical or administrative error or a Disruption Event) it is not remedied within five Business Days of its due date.

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22.3.Breach of other obligations
(a)Subject to paragraph (b) of this Clause 22.3, an Obligor fails to comply with any of its obligations under the Finance Documents (other than those referred to in Clause 22.2 (Non-payment), 22.4 (Misrepresentation) in respect of a misrepresentation under Clause 18.25 (Anti-Corruption Laws and Sanctions), 21.15 (Anti-Corruption Law) or 21.16 (Sanctions)) and the failure to comply (if it is capable of remedy) remains unremedied for 30 days after the earlier of:
(i)the day when the Facility Agent gives that Obligor notice of the failure to comply; and
(ii)the day when that Obligor became aware of the failure to comply.
(b)A failure by an Obligor to comply with any of its obligations under Clause 20 (Financial covenants) at any Measurement Date shall not be considered an Event of Default if on that Measurement Date no Loan was outstanding.
22.4.Misrepresentation
Any representation, warranty or statement made or repeated in the Finance Documents or in any written certificate or statement delivered, made or issued by or on behalf of an Obligor under the Finance Documents or in connection with the Finance Documents shall at any time be incorrect in any respect when so made or repeated or deemed to be made or repeated and the circumstances giving rise to such misrepresentation would reasonably be expected to have a material adverse effect on the ability of an Obligor to perform its obligations under the Finance Documents, the validity or enforceability of, or the effectiveness or ranking of any Transaction Security or the rights or remedies of any Finance Party under any of the Finance Documents.
22.5.Insolvency/enforcement
(a)Any action is taken by an Obligor or one of its Affiliates for the dissolution or termination of existence or liquidation of that Obligor;
(b)an application by an Obligor for bankruptcy (konkurz), restructuring (reštrukturalizácia) or moratorium, or an arrangement with creditors of an Obligor is entered into, or any other proceeding or arrangement by which the Assets of an Obligor are submitted to the control of its creditors occurs or is entered into;
(c)an Obligor is adjudged bankrupt pursuant to a final non-appealable order;
(d)there is appointed a liquidator, trustee, administrator, receiver or similar officer of an Obligor or a receiver of all or substantially all of the Assets of an Obligor;
(e)all or substantially all of the Assets of an Obligor are attached or distrained upon or the same become subject at any time to any order of a court or other process and such attachment, distraint, order or process shall remain in effect and shall not be discharged within thirty days;
(f)an Obligor becomes insolvent (v úpadku) or is declared insolvent by a competent governmental or judicial authority or admits in writing its inability to pay its debts as they fall due;

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(g)a moratorium is made or declared in respect of all or any Financial Indebtedness of an Obligor; or
(h)an Obligor becomes a “company in crisis (spoločnosť v kríze)” for the purposes of section 67a of the Slovak Commercial Code.
22.6.Cessation of business
An Obligor ceases or threatens to cease to carry on the whole or a substantial part of its business, save as permitted by Clause 21.7 (Disposals) and Clause 21.8 (Mergers).
22.7.Revocation of authorisation
(a)Any authorisation or other requirement of any governmental, judicial or public body or authority necessary to enable an Obligor under any applicable law or regulation to perform its obligations under the Finance Documents or for its businesses or required for the validity or enforceability of the Finance Documents shall be modified, revoked, withdrawn or withheld in any material respect or shall fail to remain in full force and effect for more than 30 days.
(b)An Obligor fails to comply with any authorisation or other requirement set out in paragraph (a) of this Clause 22.7.
22.8.Expropriation
All or any substantial part of the Assets of an Obligor are seized or expropriated by any authority.
22.9.Unlawfulness
At any time it is unlawful for an Obligor to perform such of its obligations under the Finance Document as are, in the reasonable opinion of the Majority Lenders, material or any Transaction Security ceases to be effective.
22.10.Repudiation
An Obligor repudiates a Finance Document or any of the Transaction Security in writing.
22.11.Cross acceleration
(a)Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(b)No Event of Default will occur under paragraph (a) above if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraph (a) above is less than EUR50,000,000 (or its equivalent in any other currency or currencies).
22.12.Acceleration
If an Event of Default is continuing, the Facility Agent may, and must if so instructed by the Majority Lenders:
(a)by notice to the Company:

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(i)cancel all or any part of the Total Commitments; and/or
(ii)declare that all or part of any amounts outstanding under the Finance Documents are:
(A)immediately due and payable; and/or
(B)payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.
(b)exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
Any notice given under this Clause 22.12 will take effect in accordance with its terms.
23.THE ADMINISTRATIVE PARTIES AND THE REFERENCE BANKS
23.1.Appointment of the Facility Agent
(a)Each Finance Party (other than the Facility Agent) appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.
(b)Each of the Arranger and the Lenders authorises the Facility Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
23.2.Duties of the Facility Agent
(a)The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
23.3.Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
23.4.No fiduciary duties
(a)Nothing in any Finance Document constitutes an Administrative Party as a trustee or fiduciary of any other person.
(b)No Administrative Party shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
23.5.Individual position of an Administrative Party
(a)If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

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(b)Each Administrative Party may retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with an Obligor or its related entities:
23.6.Business with the Group
The Facility Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
23.7.Rights and discretions
(a)The Facility Agent may:
rely on
(i)any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)assume that:
(A)any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)rely on a certificate from any person:
(A)as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.
(b)The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.2 (Non-payment));
(ii)any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and
(iii)any notice or request made by the Company (other than a Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)The Facility Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

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(d)Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be necessary.
(e)The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)The Facility Agent may act in relation to the Finance Documents through its officers, employees and agents.
(g)Unless a Finance Document expressly provides otherwise the Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(h)Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(i)Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
23.8.Instructions
(a)The Facility Agent shall:
(i)unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by:
(A)all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)in all other cases, the Majority Lenders; and
(ii)not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

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(c)Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
(d)The Facility Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.
(e)In the absence of instructions, the Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
(f)The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
(g)Notwithstanding anything to the contrary in any Finance Document, when instructions are required from Lenders, following the occurrence of an Insolvency Event, the following participations of the Lenders shall not be taken into account for voting purposes and shall be disregarded:
(i)each participation in the outstanding Loans or an undrawn Commitment of a Lender which is an Insolvency Related Party of an Obligor; and
(ii)each participation in any outstanding Loan to the extent that such participation constitutes a Qualified Related-Party Receivable.
(h)In connection with any amendment, waiver, determination or direction relating to any term of Clause 18.25 (Anti-Corruption Laws and Sanctions) of which a Restricted Lender does not have the benefit, the Commitment of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Majority Lenders has been obtained or whether the determination of the Majority Lenders has been made.
23.9.Compliance
Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.
23.10.Responsibility for documentation
Neither the Facility Agent nor an Administrative Party is responsible or liable for:
(a)the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

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(c)any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
23.11.Exclusion of liability
(a)Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent), the Facility Agent will not be liable for:
(i)any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;
(ii)exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security, other than by reason of its gross negligence or wilful misconduct; or
(iii)without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (but not including any claim based on the fraud of the Facility Agent) arising as a result of:
(A)any act, event or circumstance not reasonably within its control; or
(B)the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)No Party (other than the relevant Administrative Party) may take any proceedings against any officer, employee or agent of an Administrative Party in respect of any claim it might have against an Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of an Administrative Party may rely on this Clause.
(c)The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.
(d)Nothing in this Agreement shall oblige the Facility Agent or the Arranger to carry out:
(i)any “know your customer” or other checks in relation to any person; or

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(ii)any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender, on behalf of any Lender and each Lender confirms to the Facility Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arranger.
(e)Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent’s liability, any liability of the Facility Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.
23.12.No duty to monitor
The Facility Agent shall not be bound to enquire:
(a)whether or not any Default has occurred;
(b)as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)whether any other event specified in any Finance Document has occurred.
23.13.Information
(a)Subject to paragraph (b) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.
(b)Paragraph (a) above shall not apply to any Transfer Certificate.
(c)Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(d)If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(e)If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.
23.14.Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent

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appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)the financial condition, status and nature of each member of the Group;
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;
(c)whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;
(d)the adequacy, accuracy or completeness of the Information Memorandum and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(e)the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security Interest affecting the Charged Property.
23.15.Confidentiality
(a)In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.
(c)The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group which was supplied to it solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.
(d)Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information that, in its opinion, is received by it in its capacity as the Facility Agent.
23.16.Lenders’ indemnity to the Facility Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

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23.17.Deduction from amounts payable by the Facility Agent
If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
23.18.Resignation of the Facility Agent
(a)The Facility Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the Lenders and the Company.
(b)Alternatively the Facility Agent may resign by notice to the Lenders and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.
(c)If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Facility Agent may appoint a successor Facility Agent.
(d)The person(s) appointing a successor Facility Agent must, if practicable, consult with the Company prior to the appointment.
(e)The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.
(f)The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.
(g)Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (f) above) but shall remain entitled to the benefit of Clause 26.2 (Other indemnities) and this Clause 23 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(h)After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.
(i)The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is two months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:
(i)the Facility Agent fails to respond to a request under Clause 19.8 (FATCA Information) and a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

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(ii)the information supplied by the Facility Agent pursuant to Clause 19.8 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Facility Agent, requires it to resign.
(j)If the Facility Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Facility Agent is entitled to appoint a successor Facility Agent under paragraph (c) above, the Facility Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facility Agent to become a party to this Agreement as Facility Agent) agree with the proposed successor Facility Agent amendments to this Clause 23 and any other term of this Agreement dealing with the rights or obligations of the Facility Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Facility Agent’s normal fee rates and those amendments will bind the Parties.
23.19.Relationship with the Lenders
(a)The Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
(i)entitled to or liable for any payment due under any Finance Document on that day; and
(ii)entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
(b)Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 37.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 37.2 (Addresses for notices) and paragraph (a)(iii) of Clause 37.5 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

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23.20.Facility Agent’s management time
Any amount payable to the Facility Agent under Clause 26.2 (Other indemnities), Clause 27 (Expenses) and Clause 23.16 (Lenders’ indemnity to the Facility Agent) shall include the cost of utilising the Facility Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Facility Agent under Clause 25 (Fees).
23.21.Role of Reference Banks
(a)No Reference Bank is under any obligation to provide a quotation or any other information to the Facility Agent.
(b)No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.
(c)No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 23.21 subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.
23.22.Third party Reference Banks
A Reference Bank which is not a Party may rely on Clause 23.21 (Role of Reference Banks), Clause 28.3 (Other exceptions) and Clause 32 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.
23.23.Notice period
Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, in its discretion, accept a shorter notice period.
24.EVIDENCE AND CALCULATIONS
24.1.Accounts
Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.
24.2.Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.
24.3.Calculations
Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or otherwise, depending on what the Facility Agent determines is market practice in the Relevant Market.

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25.FEES
25.1.Facility Agent’s fee
The Company must pay to the Facility Agent for its own account an agency fee in the amount and manner agreed in the Fee Letter between the Facility Agent and the Company.
25.2.Participation fee
The Company must pay to the Facility Agent for the Arrangers a participation fee in the amount and manner agreed in the Fee Letter between the Facility Agent and the Company.
25.3.Commitment fee
(a)The Company must pay to the Facility Agent for each Lender a commitment fee computed at the rate of 35 per cent. of the margin per annum set out in paragraph (a) of the definition of “Margin” (subject to Clause 20.5 (Exceeded Leverage Period)) on the daily unutilised, uncancelled amount of each Lender’s Commitment.
(b)Accrued commitment fee is payable quarterly in arrears during the Availability Period, on the last day of the Availability Period and on the date the relevant Lender’s Commitment is cancelled in full.
26.INDEMNITIES AND BREAK COSTS
26.1.Currency indemnity
(a)If a Finance Party receives an amount in respect of an Obligor’s liability under the Finance Documents (other than by reason of the Facility Agent not performing its obligations under this Agreement) or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the contractual currency) in which the liability is expressed to be payable under the relevant Finance Document:
(i)each Obligor shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;
(ii)if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Obligor concerned shall pay to that Finance Party an amount in the contractual currency equal to the deficit; and
(iii)that Obligor shall pay to the Finance Party concerned any exchange costs and taxes payable in connection with any such conversion.
(b)Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.
(c)Any amount payable by an Obligor shall be paid to the Facility Agent for the relevant Finance Party within ten Business Days of demand by the relevant Finance Party.
26.2.Other indemnities
(a)Each Obligor must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

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(i)the occurrence of any Event of Default;
(ii)Clause 22.12 (Acceleration);
(iii)any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;
(iv)(other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or
(v)a Loan (or part of a Loan) not being prepaid in accordance with this Agreement.
Each Obligor’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.
(b)Each Obligor must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:
(i)investigating any event which the Facility Agent reasonably believes to be a Default; or
(ii)acting or relying on any notice that the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.
26.3.Break Costs
(a)The Company must pay to each Lender, within ten Business Days of demand by the relevant Lender, its Break Costs as compensation if any part of a Loan is prepaid.
(b)Break Costs are the amount (if any) reasonably determined by the relevant Lender by which:
(i)the interest (excluding the Margin) which that Lender would have received for the period from the date of receipt of any part of its participation in a Loan to the last day of the applicable Term for that Loan if the principal received had been paid on the last day of that Term;
exceeds
(ii)the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.
(c)Each Lender must promptly supply to the Facility Agent for the Company details of the amount of any Break Costs claimed by it under this Clause 26.3.
27.EXPENSES
27.1.Initial costs
(a)The Company must pay to or reimburse on demand the Facility Agent the amount of all reasonable and documented costs and expenses (including legal fees) incurred by the Facility Agent and the Arrangers in connection with the negotiation, preparation, printing, entry into

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and syndication of this Agreement and any other document referred to therein, and regardless of whether the Company utilises the facility under this Agreement.
(b)In relation to the negotiation, preparation, printing, and entry into of the Finance Documents up until the date of this Agreement, there shall be a cap on legal fees as agreed between Commerzbank Aktiengesellschaft, pobočka zahraničnej banky, Bratislava as a Mandated Lead Arranger and the Company.
27.2.Subsequent costs
The Company must pay to or reimburse on demand the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:
(a)the negotiation, preparation, printing and entry into of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and
(b)any amendment, waiver or consent requested by or on behalf of the Company or specifically allowed by this Agreement.
27.3.Enforcement costs
The Company must pay to each Finance Party the amount of all costs and expenses (including reasonable legal fees) reasonably incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
28.AMENDMENTS AND WAIVERS
28.1.Procedure
(a)Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.
(b)The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) of this Clause 28.1. Any such amendment or waiver is binding on all the Parties.
(c)If an amendment or waiver is proposed or to be agreed with the effect after the FATCA Application Date, no such amendment or waiver may be made before the date falling ten Business Days after the terms of that amendment or waiver have been notified by the Facility Agent to the Lenders, unless each Lender is a “FATCA Protected Lender”. The Facility Agent shall notify the Lenders reasonably promptly of any amendments or waivers proposed by the Company.
28.2.Exceptions
(a)Subject to Clause 28.4 (Replacement of Screen Rate), an amendment or waiver of any term of any Finance Document which relates to:
(i)the definition of Majority Lenders in Clause 1.1 (Definitions);
(ii)Clause 2.4 (Finance Parties’ rights and obligations), Clause 8.1 (Mandatory prepayment - illegality), Clause 8.2 (Mandatory prepayment - change of control),

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Clause 8.11 (Application of prepayments), this Clause 28, Clause 29 (Changes to the Parties), Clause 40 (Governing law) or Clause 41.1 (Jurisdiction);
(iii)an extension of the date of payment of any amount to a Lender under the Finance Documents;
(iv)a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;
(v)a change in currency of payment of any amount under the Finance Documents;
(vi)an increase in any Commitment (other than in respect of an Additional Commitment), or an extension of, any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;
(vii)a term of a Finance Document which expressly requires the consent of each Lender;
(viii)the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or
(ix)the nature or scope of:
(A)the guarantee and indemnity granted under Clause 16 (Guarantee and indemnity); or
(B)the Charged Property,
may only be made with the consent of all the Lenders.
(b)
i.If the Facility Agent or a Lender reasonably believes that an amendment or waiver may constitute a “material modification” for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction and the Facility Agent or that Lender (as the case may be) notifies the Company and the Facility Agent accordingly, that amendment or waiver may, subject to paragraph (b)(ii) of this Clause 28.2, not be effected without the consent of the Facility Agent or that Lender (as the case may be).

ii.The consent of a Lender shall not be required pursuant to paragraph (b)(i) of this Clause 28.2 if that Lender is a FATCA Protected Lender.
(c)An amendment or waiver that relates to Clause 18.25 (Anti-Corruption Laws and Sanctions) may only be made with the consent of the Majority Lenders and all Restricted Lenders.
(d)An amendment or waiver that relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.
(e)A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Company.

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28.3.Other exceptions
An amendment or waiver which relates to the rights or obligations of the Facility Agent or an Arranger or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Facility Agent, an Arranger or that Reference Bank, as the case may be.
28.4.Replacement of Screen Rate
(a)Subject to Clause 28.3 (Other exceptions), any amendment or waiver which relates to:
(i)providing for the use of a Replacement Benchmark; and
(ii)
(A)aligning any provision of any Finance Document to the use of that Replacement Benchmark;
(B)enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);
(C)implementing market conventions applicable to that Replacement Benchmark;
(D)providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(E)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders and the Obligors).
(b)If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) of this Clause 28.4 within 15 Business Days (or such longer time period in relation to any request which the Company and the Facility Agent may agree) of that request being made:
(i)its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and
(ii)its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

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(c)In this Clause:
Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
Replacement Benchmark means a benchmark rate which is:
(i)formally designated, nominated or recommended as the replacement for a Screen Rate by:
(A)the administrator of that Screen Rate ; or
(B)any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) below;
(ii)in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to that Screen Rate; or
(iii)in the opinion of the Majority Lenders and the Obligors, an appropriate successor to a Screen Rate.
28.5.Change of currency
If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.
28.6.Waivers and remedies cumulative
The rights of each Finance Party under the Finance Documents:
(a)may be exercised as often as necessary;
(b)are cumulative and not exclusive of its rights under the general law; and
(c)may be waived only in writing and specifically.
Delay in exercising or non-exercise of any right is not a waiver of that right.
29.CHANGES TO THE PARTIES
29.1.Assignments and transfers by the Obligors
No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

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29.2.Assignments and transfers by Lenders
(a)Subject to paragraph (b) of this Clause 29.2, a Lender (the Existing Lender) may, with the consent of the Company (such consent not to be unreasonably withheld or delayed), at any time assign or transfer (including by way of novation) any of its rights and obligations under the Finance Documents to another person (the New Lender). The Company will be deemed to have given its consent ten Business Days after the Company is given notice of the request unless consent is expressly refused by the Company within that time.
(b)No consent shall be required from the Company if:
(i)an Event of Default has occurred and is continuing; or
(ii)if the proposed New Lender is an Affiliate of the Existing Lender or another Lender.
(c)A transfer of obligations will be effective only if either:
(i)the obligations are novated in accordance with the following provisions of this Clause; or
(ii)the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by the terms of the Finance Documents as a Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under the Finance Documents to the extent that they are transferred to the New Lender.
(d)Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of €3,000.
(e)Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.
29.3.Procedure for transfer by way of novations
(a)In this Clause 29.3:
159.Transfer Date means, for a Transfer Certificate, the later of:
(i)the proposed Transfer Date specified in that Transfer Certificate; and
(ii)the date on which the Facility Agent executes that Transfer Certificate.
(b)A novation is effected if:
(i)the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and
(ii)the Facility Agent executes it.
The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.
(c)Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

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(d)On the Transfer Date:
(i)the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and
(ii)the Existing Lender will be released from those obligations and cease to have those rights.
(e)The Facility Agent must, as soon as reasonably practicable after it has executed a Transfer Certificate, send a copy of that Transfer Certificate to the Company.
(f)The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
29.4.Limitation of responsibility of Existing Lender
(a)Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)the financial condition of an Obligor; or
(ii)the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:
(A)any Finance Document or any other document;
(B)any statement or information (whether written or oral) made in or supplied in connection with any Finance Document, or
(C)any observance by an Obligor of its obligations under any Finance Document or other document, and any representations or warranties implied by law are excluded.
(b)Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of an Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and
(ii)has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.
(c)Nothing in any Finance Document requires an Existing Lender to:
(i)accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

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(ii)support any losses incurred by the New Lender by reason of the non-performance by an Obligor of its obligations under any Finance Document or otherwise.
29.5.Costs resulting from change of Lender or Facility Office
If:
(a)a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and
(b)as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost, then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or right to be prepaid and/or cancelled by reason of illegality, that Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.
29.6.Changes to the Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.
29.7.Security over Lenders’ rights
(a)In addition to the other rights provided to Lenders under this Clause 29 and subject to paragraph (b) of this Clause 29.7, each Lender may at any time charge, assign or otherwise create Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:
(i)any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(ii)in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:
(A)release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or
(B)require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
(b)A Lender may proceed pursuant to paragraph (a) of this Clause 29.7:
(i)without consulting with, or obtaining consent from, the Company, if the charge, assignment, or other form of Security Interest over the rights of the Lender is created:

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(A)in favour of a federal reserve or central bank; or
(B)in connection with receipt by the Lender or any of its Affiliates of public aid or other form of state or international subsidy in favour of:
I.any government, governmental entity or agency, regulatory agency, international or public institution or other similar entity; or
II.any entity or institution appointed for this purpose by any institution specified in paragraph (b)I of this Clause 29.7 by any such person for this purpose; or
(ii)with the consent of the Company (such consent not to be unreasonably withheld or delayed) in case other than pursuant to paragraph (b)(i)(B)I of this Clause 29.7.
29.8.Replacement of a Specified Lender
(a)Subject to paragraph (b) of this Clause 29.8, at any time a Lender has become and continues to be a Specified Lender, the Company may, by giving 10 Business Days’ prior written notice to the Facility Agent and to such Specified Lender, replace such Specified Lender by requiring such Specified Lender to (and such Lender shall) transfer pursuant to Clause 29.2 (Assignments and transfers by Lenders) all (and not part only) of its rights and obligations under this Agreement to:
(i)another Lender selected by the Company that is not a Specified Lender; or
(ii)any other bank, financial institution, trust, fund or other entity, selected by the Company and acceptable to all Finance Parties (other than the Specified Lender that is to be replaced pursuant to this Clause 29.8),
(the entity pursuant to paragraph (a)(i) or (a)(ii) of this Clause 29.8 shall be referred to as a Replacement Lender), which Replacement Lender confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Specified Lender (including the assumption of the transferring Specified Lender’s participations or unfunded participations, as the case may be, on the same basis as the transferring Specified Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.
(b)Any transfer of rights and obligations of a Specified Lender pursuant to this Clause 29.8 shall be subject to the following further conditions:
(i)if the Specified Lender to be replaced pursuant to this Clause 29.8 is also the Facility Agent, the Company may require such Facility Agent to resign pursuant to paragraph (b) of Clause 23.18;
(ii)finding of a suitable Replacement Lender is the responsibility of the Company and neither the Facility Agent nor the Specified Lender shall have any obligation to the Company to find a Replacement Lender;
(iii)no fee under paragraph (d) of Clause 29.2 (Assignments and transfers by Lenders) shall be payable to for any transfer of rights and obligations of a Specified Lender under this Clause 29.8;

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(iv)the transfer must take place no later than 30 Business Days after the notice referred to in paragraph (a) of this Clause 29.8; and
(v)in no event shall the Specified Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Specified Lender pursuant to the Finance Documents prior to the replacement pursuant to paragraph (a) of this Clause 29.8 becoming effective.
30.RESTRICTION ON DEBT PURCHASE TRANSACTIONS
30.1.Prohibition on Debt Purchase Transactions by Affiliates of the Company
The Company shall procure that none of its Affiliates enters into any Debt Purchase Transaction or be a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of “Debt Purchase Transaction” without the prior written consent of the Majority Lenders.
30.2.Disenfranchisement on Debt Purchase Transactions entered into by Affiliates of the Company
(a)For so long as an Affiliate of the Company:
(i)beneficially owns a Commitment; or
(ii)has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:
(A)the Majority Lenders; or
(B)whether:
I.any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or
II.the agreement of any specified group of Lenders,
has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero and such Affiliate of the Company or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (a)(ii)(A) and (a)(ii)(B) of this Clause 30.2 (unless in the case of a person not being an Affiliate of the Company it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).
(b)Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Facility Agent in writing if it knowingly enters into a Debt Purchase Transaction with an Affiliate of the Company (a Notifiable Debt Purchase Transaction), such notification to be substantially in the form set out in Part 1 of Schedule 10 (Forms of Notifiable Debt Purchase Transaction Notice).
(c)A Lender shall promptly notify the Facility Agent if a Notifiable Debt Purchase Transaction to which it is a party:

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(i)is terminated; or
(ii)ceases to be with an Affiliate of the Company,
such notification to be substantially in the form set out in Part 2 of Schedule 10 (Forms of Notifiable Debt Purchase Transaction Notice).
(d)Each Affiliate of the Company that is a Lender agrees that:
(i)in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Facility Agent or, unless the Facility Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and
(ii)in its capacity as Lender, unless the Facility Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Facility Agent or one or more of the Lenders.
30.3.Company’s Affiliates’ notification to other Lenders of Debt Purchase Transactions
Any Affiliate of the Company which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00 pm on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Facility Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Facility Agent shall promptly disclose such information to the Lenders.
31.DISCLOSURE OF INFORMATION
31.1.Confidential Information
(a)Each Finance Party must keep all Confidential Information confidential and not disclose it to anyone, save to the extent permitted by Clause 31.2 (Disclosure of Confidential Information) and Clause 31.3 (Disclosure to numbering service providers).
(b)Each Finance Party must ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
31.2.Disclosure of Confidential Information
Any Finance Party may disclose:
(a)to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party considers appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there is no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)to any person:

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(i)to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent and, in each case to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(ii)with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or an Obligor and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(iii)appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) of this Clause 31.2 applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;
(iv)who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (b)(i) or (b)(ii) of this Clause 31.2;
(v)to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security Interests (or may do so) pursuant to paragraph (b)(i) of Clause 29.7 (Security over Lenders’ rights);
(viii)to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security Interests (or may do so) pursuant to paragraph (b)(ii) of Clause 29.7 (Security over Lenders’ rights);
in each case, such Confidential Information as that Finance Party considers appropriate if:
(A)in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) of this Clause 31.2, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there is no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(B)in relation to paragraph (b)(iv) and (b)(viii) of this Clause 31.2, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(C)in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) of this Clause 31.2, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive

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information except that there is no requirement to inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
(c)to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) of this Clause 31.2 applies to provide administration or settlement services in respect of one or more of the Finance Documents including in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;
(d)to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or an Obligor;
(e)to any person processing data for or on behalf of the Finance Party, who agreed with the Finance Party to maintain the confidentiality of the Confidential Information;
(f)Confidential Information to the operator of the common register of banking information (spoločný register bankových informácií) created and operated pursuant to section 92a of the Slovak Banking Act;
(g)who is a Party; and
(h)with the consent of the Company.
31.3.Disclosure to numbering service providers
(a)Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or an Obligor the following information:
(i)name of the Obligor;
(ii)Obligor’s country of domicile and place of incorporation;
(iii)date of this Agreement and the first Utilisation Date;
(iv)Clause 40 (Governing law);
(v)date of each amendment and restatement of this Agreement;
(vi)amounts of, and name of the Facility;
(vii)identity of the Administrative Parties;
(viii)amount of Total Commitments and currency of the Facility;
(ix)type of syndication;
(x)ranking of the Facility;

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(xi)purpose of the Facility;
(xii)Final Maturity Date;
(xiii)changes to any of the information previously supplied pursuant to paragraphs (a)(i) to (a)(xii) of this Clause 31.3; and
(xiv)such other information agreed between such Finance Party and the Company;
to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or an Obligor by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(c)The Facility Agent must notify each Obligor and the other Finance Parties of:
(i)the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or an Obligor; and
(ii)the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or an Obligor by such numbering service provider.
31.4.Entire agreement
This Clause:
(a)constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information; and
(b)supersedes any previous agreement, whether express or implied, regarding Confidential Information.
31.5.Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
31.6.Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:
(a)of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 31.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)upon becoming aware that Confidential Information has been disclosed in breach of this Clause.

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31.7.Continuing obligations
The obligations in this Clause are continuing and, in particular, will survive and remain binding on each Finance Party for a period of 12 months from the earlier of:
(a)the date on which all amounts payable by an Obligor under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)if a Finance Party otherwise ceases to be a Finance Party, the Final Maturity Date.
32.CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS
32.1.Confidentiality and disclosure
(a)The Facility Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) of this Clause 32.1.
(b)The Facility Agent may disclose:
(i)any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Company pursuant to Clause 9.4 (Notification of rates of interest); and
(ii)any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender or Reference Bank, as the case may be.
(c)The Facility Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:
(i)any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;
(ii)any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the

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relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;
(iii)any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and
(iv)any person with the consent of the relevant Lender or Reference Bank, as the case may be.
(d)The Facility Agent’s obligations in this Clause 32 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 9.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) of this Clause 32.1) the Facility Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.
32.2.Related obligations
(a)The Facility Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Facility Agent, any Reference Bank Quotation for any unlawful purpose.
(b)The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:
(i)of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 32.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(ii)upon becoming aware that any information has been disclosed in breach of this Clause 32.
32.3.No Event of Default
No Event of Default will occur under Clause 22.3 (Breach of other obligations) by reason only of an Obligor’s failure to comply with this Clause 32.
33.SET-OFF
(a)A Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation

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is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.
(b)Each Obligor agrees to and confirms a Lender’s rights of banker’s lien and set-off under applicable law and nothing herein shall be deemed a waiver or prohibition of such right. Each Finance Party agrees to exercise such rights only after an Obligor’s failure to pay following proper demand and to promptly notify the relevant Obligor after any such set off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
34.PRO RATA SHARING
34.1.Redistribution
If any amount owing by an Obligor under this Agreement to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than in accordance with this Agreement (a recovery), then:
(a)the recovering Finance Party must, within three Business Days, supply details of the recovery to the Facility Agent;
(b)the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received and distributed by the Facility Agent under this Agreement; and
(c)the recovering Finance Party must pay to the Facility Agent an amount equal to the excess (the redistribution).
34.2.Effect of redistribution
(a)The Facility Agent must treat a redistribution as if it were a payment by an Obligor under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.
(b)When the Facility Agent makes a distribution under paragraph (a) of this Clause 34.2, the recovering Finance Party will be subrogated to the rights of the Finance Parties that have shared in that redistribution.
(c)If and to the extent that the recovering Finance Party is not able to rely on any rights of subrogation under paragraph (b) of this Clause 34.2, the relevant Obligor will owe the recovering Finance Party a debt that is equal to the redistribution, immediately payable and of the type originally discharged.
(d)If:
(i)a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and
(ii)the recovering Finance Party has paid a redistribution in relation to that recovery, each Finance Party, on the request of the Facility Agent, must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) of this Clause 34.2 will operate in reverse to the extent of the reimbursement.

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34.3.Exceptions
Notwithstanding any other term of this Clause, a recovering Finance Party need not pay a redistribution to the extent that:
(a)it would not, after the payment, have a valid claim against an Obligor in the amount of the redistribution and in the same quality and ranking (whether in case of the Insolvency Event or otherwise); or
(b)it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:
(i)the recovering Finance Party notified the Facility Agent of those proceedings; and
(ii)the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.
35.SEVERABILITY
If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:
(a)the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or
(b)the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.
36.COUNTERPARTS
Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
37.NOTICES
37.1.Giving of notices
(a)All notices or other communications under or in connection with the Finance Documents shall be given in writing and, unless otherwise stated, may be made by letter or facsimile.
(b)Except as provided in this Clause 37, any such notice will be deemed to be given as follows:
(i)if by letter, when delivered personally or on actual receipt; and
(ii)if by facsimile, when received in legible form.
However, a notice given in accordance with this Clause 37.1 but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

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37.2.Addresses for notices
(a)The address and facsimile number of the Company are:
U. S. Steel Košice, s.r.o.
Vstupný areál U. S. Steel
044 54 Košice
Slovak Republic
Attention:    GM Credit and Banking
Fax:    +421 55 673 7704
E-mail:    mzupcanova@sk.uss.com; milanjusko@sk.uss.com
and copied to:
United States Steel Corporation
600 Grant Street, 61st Floor
Pittsburgh, PA 15219
United States of America
Attention:    Treasurer and Chief Risk Officer
Fax    +1 412 433 1167
E-mail:    asjahn@uss.com; agcosnotti@uss.com
or such other as the Company may notify to the Facility Agent by not less than five Business Days’ notice.
(b)The address and facsimile number of the Guarantor are:
Ferroenergy s.r.o.U. S. Steel Košice, s.r.o.
Vstupný areál U. S. Steel
044 54 Košice
Slovak Republic
Attention:    Director Financing and Economy
Fax:    +421 675 4785
E-mail:    egrecner@sk.uss.com; mharakal@sk.uss.com
and copied to:
United States Steel Corporation
600 Grant Street, 61st Floor
Pittsburgh, PA 15219
United States of America
Attention:    Treasurer and Chief Risk Officer
Fax    +1 412 433 1167
E-mail:    asjahn@uss.com; agcosnotti@uss.com
or such other as the Guarantor may notify to the Facility Agent by not less than five Business Days’ notice.
(c)The address and facsimile number of the Facility Agent are:
Commerzbank Finance & Covered Bond S.A.
Postal address:     P.O. Box 321, 2013 Luxembourg

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Office address:    25, rue Edward Steichen, 2540 Luxembourg
Attention:    Christina Meiers / Aurélie Casagrande
Fax:    +352 477911 3902
E-mail:    Christina.Meiers@commerzbank.com; Aurelie.Casagrande@commerzbank.com or such other as the Facility Agent may notify to the other Parties by not less than five Business Days’ notice.
37.3.Communication through the Facility Agent
All formal communication under the Finance Documents to or from an Obligor must be sent through the Facility Agent.
37.4.Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.
37.5.Electronic communication
(a)Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:
(i)notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.
(b)Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.
(c)Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.
(d)Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
(e)Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 37.5.

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37.6.Use of websites
(a)The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the Designated Website) if:
(i)the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;
(ii)both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and
(iii)the information is in a format previously agreed between the Company and the Facility Agent.
(b)If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.
(c)The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.
(d)The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:
(i)the Designated Website cannot be accessed due to technical failure;
(ii)the password specifications for the Designated Website change;
(iii)any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(iv)any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
(v)the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
(e)If the Company notifies the Facility Agent under paragraph (d)(i) or paragraph (d)(v) of this Clause 37.6, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.
38.LANGUAGE
(a)Any notice given in connection with a Finance Document must be in English.
(b)Any other document provided in connection with a Finance Document must be:

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(i)in English; or
(ii)(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.
39.CONTRACTUAL RECOGNITION OF BAIL-IN
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)any Bail-In Action in relation to any such liability, including (without limitation):
(i)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)a cancellation of any such liability; and
(b)a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
In this Clause:
Bail-In Action means the exercise of any Write-down and Conversion Powers.
Bail-In Legislation means:
(i)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and
(ii)in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.
EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.
Write-down and Conversion Powers means:

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(i)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and
(ii)in relation to any other applicable Bail-In Legislation:
(A)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(B)any similar or analogous powers under that Bail-In Legislation.
40.GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
41.ENFORCEMENT
41.1.Jurisdiction
(a)The English courts have jurisdiction to settle any dispute including a dispute relating to non-contractual obligations arising out of or in connection with any Finance Document.
(b)References in this Clause to a dispute in connection with a Finance Document include any dispute as to the existence, validity or termination of that Finance Document.
41.2.Service of process
Without prejudice to any other mode of service, each Obligor:
(a)irrevocably appoints The London Law Agency Limited, The Old Exchange, 12 Compton Road, Wimbledon, London SW19 7QD, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;
(b)agrees to maintain such an agent for service of process in England for so long as any amount is outstanding under this Agreement;
(c)agrees that failure by the process agent to notify an Obligor of the process will not invalidate the proceedings concerned;
(d)consents to the service of process relating to any such proceedings by the delivery a copy of the process at its address for the time being applying under Clause 37.2 (Addresses for notices); and

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(e)agrees that if the appointment of any person mentioned in paragraph (a) of this Clause 41.2 ceases to be effective, each Obligor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Facility Agent is entitled to appoint such a person by notice to the relevant Obligor.
41.3.Forum convenience and enforcement abroad
Each Obligor:
(a)waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and
(b)agrees that a judgment or order of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.
41.4.Waiver of immunity
Each Obligor irrevocably and unconditionally:
(a)agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;
(b)consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and
(c)waives all rights of immunity in respect of it or its assets.
41.5.Waiver of trial by jury
Each party waives any right it may have to a jury trial of any claim or cause of action in connection with any finance document or any transaction contemplated by any finance document. This agreement may be filed as a written consent to trial by court.
41.6.Alternative forms of dispute resolution
Each Slovak Finance Party in accordance with section 93b of the Slovak Banking Act hereby informs each Obligor that:
(a)if a Slovak Finance Party and an Obligor enter into an arbitration agreement, any disputes between these Parties arising from or in connection with this Agreement subject to such arbitration agreement may be, in addition to a complaints procedure or court proceedings, resolved in arbitration proceedings pursuant to the Slovak Act No. 244/2002 Coll. on arbitration proceedings; and
(b)if a Slovak Finance Party and an Obligor enter into an agreement to resolve disputes in mediation, any disputes between these Parties arising from or in connection with this Agreement subject to such agreement on mediation may be resolved in mediation pursuant to the Slovak Act No. 420/2004 Coll. on mediation.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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